UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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LITTELFUSE, INC.
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8755 West Higgins Road, Suite 500
Chicago, IL 60631

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 28, 2017

The 2017 Annual Meeting of Stockholders of Littelfuse, Inc. (the “Company”) will be held at the Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois 60631, on Friday, April 28, 2017 at 9:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect eight directors to serve a term of one year and until their successors are duly elected and qualified;

2.	To conduct an advisory (non-binding) vote on the compensation of our named executive officers (“NEOs”);

3.	To conduct an advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our NEOs;

4.	To approve the Amended and Restated Littelfuse, Inc. Long Term Incentive Plan to increase the number of shares authorized for issuance under the Plan, and to make certain other changes to the Plan;

5.	To approve and ratify the appointment by the Audit Committee of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 30, 2017; and

6.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 1, 2017 will be entitled to vote at the meeting.

Ryan K. Stafford
Corporate Secretary

March 16, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 28, 2017:

Your vote is important. Please review our proxy materials, including the enclosed Proxy Statement, and vote your shares by using the Internet or telephone or by signing, dating and returning the enclosed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire. The Proxy Statement and the 2016 Annual Report for the fiscal year ended December 31, 2016, are available at www.proxyvote.com

2017 PROXY STATEMENT

2017 PROXY STATEMENT

TABLE OF CONTENTS (Continued)

GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

We are furnishing this Proxy Statement to the stockholders of Littelfuse, Inc. in connection with the solicitation by the Board of Directors of Littelfuse, Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders to be held on April 28, 2017, (the “Annual Meeting”). The Annual Meeting will be held at the Chicago Marriott O’Hare, 8535 West Higgins Road, Chicago, Illinois 60631, at 9:00 a.m., local time, and at any postponements or adjournments of that meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “Littelfuse” refer to Littelfuse, Inc.

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about March 16, 2017, to notify stockholders of record that the proxy materials (this Proxy Statement, proxy card, and the 2016 Annual Report on Form 10-K) are available online at www.proxyvote.com, or in hard copy by request, free of charge. We encourage all stockholders to access their proxy materials online to reduce the environmental impact and the cost of our proxy solicitation. You may request a paper copy of the proxy materials using any of the following methods:

1.	By Internet: go to www.proxyvote.com
2.	By Phone: 1-800-579-1639
3.	By Email: sendmaterial@proxyvote.com

We encourage you to access and review all of the important information in the proxy materials before voting.

What is required for a quorum at the Annual Meeting?

A quorum of stockholders is required for the transaction of business at our Annual Meeting. Our bylaws provide that a majority of all of the shares of common stock entitled to vote whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

How are proxies solicited and what is the cost?

The proxy accompanying this proxy statement is solicited on behalf of our Board of Directors, for use at the Annual Meeting. We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or in person.

What is Householding?

Under SEC rules, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

2017 Proxy Statement 1

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631.

Who may vote at the Annual Meeting?

Stockholders of record at the close of business on March 1, 2017, the record date for the annual meeting, will be entitled to notice of and to vote at the meeting. On March 1, 2017, we had outstanding 22,641,223 shares of our common stock, par value $.01 per share. Each outstanding share of common stock entitles the holder to one vote per share on each matter submitted to a vote at the meeting.

A list of the stockholders of record entitled to vote at the meeting will be available for examination by stockholders for any purpose germane to our annual meeting during ordinary business hours for a period of at least ten days prior to the meeting at our headquarters located at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631.

What shares are included on the proxy card?

If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, or book-entry form.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:

Non-Discretionary Items. The election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of future executive compensation votes, and the approval of the amendment and restatement of the Long Term Incentive Plan are nondiscretionary items and may not be voted on by brokers, banks or other nominees that have not received specific voting instructions from beneficial owners. This is called a “broker non-vote.”

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm (Grant Thornton LLP) is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How do I vote?

● Via Internet: visit www.proxyvote.com	● By Mail: sign, date and return your proxy card to the address listed on the proxy card.

● By Phone: call 1-800-690-6903	● In Person: All stockholders of record may vote in person at the annual meeting.

2017 Proxy Statement 2

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy has the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by (1) written notice to us sent to the attention of our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631, (2) execution of a subsequent proxy, (3) voting on the Internet or by telephone, or (4) attending the annual meeting and voting in person. Mere attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting or at any postponements or adjournment thereof.

What are the voting standards for each of the Proposals to be voted on at the Annual Meeting?

Stockholders are being asked to vote on the following matters at the 2017 annual meeting. The voting standard and our Board of Directors’ voting recommendation for each matter is described below:

Proposal	Voting Standard*	Board Recommendation
Proposal 1: Election of Director Nominees	Majority of votes cast**	FOR ALL the nominees for director
Proposal 2: Advisory Vote on Executive Compensation	Majority of votes cast	FOR
Proposal 3: Advisory Vote Regarding Frequency of Executive Compensation Vote	Plurality of votes cast	EVERY YEAR
Proposal 4: Approval of the Amended and Restated Littelfuse Long Term Incentive Plan	Majority of votes cast	FOR
Proposal 5: Approval and Ratification of the Appointment of Grant Thornton LLP as Independent Auditors	Majority of votes cast	FOR

*Majority of votes cast means that the number of votes cast “For” the proposal exceeds the number of votes cast “Against”. Plurality of votes cast for purposes of Proposal 3 means that the frequency of advisory votes (One Year, Two Years or Three Years) that receives the most votes will be deemed the advisory vote of our stockholders.

**Except in the event of a contested election. In the event of a contested election, directors shall be elected by plurality of votes cast. Also, our Corporate Governance Guidelines include a resignation policy, which provides, among other things, that if a director nominee does not receive a majority of the votes cast:

●	such nominee must tender his or her resignation within ten days;
●	the Nominating and Governance Committee of the Board must recommend to our Board whether such resignation should be accepted or rejected; and
●	our Board must take final action no later than 90 days after the stockholder vote.

2017 Proxy Statement 3

How are abstentions and broker non-votes counted?

Abstentions will not be included in vote totals and will have no effect on Proposal 1 – the election of director nominees. Abstention votes on each of Proposal 2, 3, 4 and 5 will have the same effect as a vote “Against”.

Broker non-votes will not be included in vote totals and will have no effect on the outcome of any of the proposals to be voted on at the 2017 Annual Meeting.

What do I need in order to attend the Annual Meeting?

✔	Admittance information.

Attendance is limited to stockholders of record as of March 1, 2017. You should be prepared to present photo identification for admittance. Please note that cameras, sound or video recording equipment, cellular telephones, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

✔	Proof that you own shares of the Company as of March 1, 2017.

If you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are a beneficial owner and your shares are held through a broker, bank or other nominee, you may also attend our 2017 annual meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership.

Who will tabulate and count the votes?

We retain an independent inspector of election from Broadridge Financial Solutions, to attend our Annual Meeting and to certify the results of the vote.

When will the Company announce the voting results?

We will announce the preliminary voting results at the 2017 Annual Meeting of Stockholders. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

2017 Proxy Statement 4

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board currently consists of eight members. All of our current directors are standing for re-election. We are asking our stockholders to elect eight directors at the annual meeting to serve a term of one year and until their successors have been duly elected and qualified. The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information as of March 1, 2017.

Name	Position
Tzau-Jin Chung	Director
Cary T. Fu	Director
Anthony Grillo	Director
David W. Heinzmann	Director
Gordon Hunter	Executive Chairman of the Board
John E. Major	Director
William P. Noglows	Lead Independent Director
Ronald L. Schubel	Director

The Board of Directors recommends that the stockholders vote FOR ALL of the director nominees.

Tzau-Jin (T.J.) Chung, 54	Director since 2007
Committee Membership: ● Compensation Chair ● Nominating & Governance ● Technology

Mr. Chung served as president and chief executive officer of Navman Wireless and Teletrac Inc., a market leader in fleet management solutions and GPS technologies, from 2007 until May 2016. Previously, Mr. Chung served as president of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that, he served as vice president — strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisitions and information technology. Mr. Chung has served on the board of directors of MCBC Holdings, Inc. (NASDAQ:MCFT), since December 2016. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas — Austin. He also holds a MS in computer science from North Carolina State University and an MBA from the Fuqua School of Business at Duke University.

In nominating Mr. Chung for election as a director, our Board focused on his past experience in developing new products and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors

Cary T. Fu, 68	Director since 2012
Committee Membership: ● Audit Chair ● Technology

Mr. Fu is the co-founder of Benchmark Electronics, Inc. (NYSE:BHE), a solutions provider for high technology OEM customers. He served as chairman of the board of Benchmark from 2009 until his retirement in 2012, and served as a director from 1990 until 2012. Mr. Fu also served as the chief executive officer of Benchmark from 2004 to 2011, and was the president and chief executive officer from 2004 to 2006. From 1986 to 2004, Mr. Fu served in various capacities with Benchmark, including as executive vice president, treasurer and secretary.  Mr. Fu has served on the board of directors of Teradata Corporation (NYSE:TDC), since 2008.  Mr. Fu holds an MS in accounting from the University of Houston and is a certified public accountant.

In nominating Mr. Fu for election as a director, our Board focused on his past experience in the industry and unparalleled management experience.

2017 Proxy Statement 5

Anthony Grillo, 61	Director since 1991
Committee Membership: ● Audit

Mr. Grillo is the founder of American Securities Advisors, LLC and affiliates (now known as Ascribe Opportunities Management, LLC), an advisory and investment firm established in 2005. From 2001 through 2004, Mr. Grillo served as Senior Managing Director of Evercore Partners, Inc. (NYSE:EVR), an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo served as Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P., an investment banking firm. Mr. Grillo has served on the board of directors of Lumeta Corporation since 2016. Mr. Grillo previously served as a director of GeoKinetics from 2013 through 2015.

In nominating Mr. Grillo for election as a director, our Board focused on his past experience in the financial markets, his experience with corporate acquisitions, his value as an audit committee financial expert and the knowledge of the Company that he has gained and shared from serving as a director since 1991 as important attributes for his continuing to serve as one of our directors.

Gordon Hunter, 65	Director since 2002
Committee Membership: ● Technology Chair

Mr. Hunter serves as the Executive Chairman of the Board, since January 2017. He previously served as a director since 2002, and as our Chairman of the Board, President and Chief Executive Officer from 2005 until January 2017. From 2003 to 2005 he served as our Chief Operating Officer. Prior to joining Littelfuse, Mr. Hunter served as vice president, Intel communications group, and general manager, optical products group for Intel Corporation (NASDAQ:INTC) from 2002 to 2003. Prior to joining Intel in 2002, he served as president of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including vice president of commercial electronics and a variety of sales, marketing, engineering and management positions. Mr. Hunter served on the council of advisors of Shure Incorporated from 2003 through April 2016, and became a member of the board of directors in April 2016. He also has served on the board of directors of Veeco Instruments, Inc. (NASDAQ:VECO) since 2010, and the board of directors of CTS Corporation (NYSE:CTS) since 2011.  Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School.

In nominating Mr. Hunter for election as a director, our Board focused on his leadership, vision and execution as our Chief Executive Officer in growing and reshaping the Company and setting and communicating the proper cultural and behavioral tone as important attributes for his continuing to serve as one of our directors.

2017 Proxy Statement 6

David W. Heinzmann, 53	Director since January 2017
Committee Membership: ● None

Mr. Heinzmann serves as the President and Chief Executive Officer and a member of the Board since January 2017. He previously served as our Chief Operating Officer, since 2014. Mr. Heinzmann began his career at Littelfuse in 1985 as a manufacturing engineer and has held positions of increasing responsibility since that time. From 2004 through 2007, he served as Vice President and General Manager, Automotive segment, and then as Vice President, Global Operations until 2014. Mr. Heinzmann has served on the board of directors of Pulse Electronics Corporation, since 2014. Mr. Heinzmann holds a BS in mechanical engineering from Missouri University of Science and Technology.

In nominating Mr. Heinzmann for election as a director, our Board focused on his extensive experience with Littelfuse as a key driver for continued growth and evolution of the Company.

John E. Major, 71	Director since 1991
Committee Membership: ● Nominating and Governance Chair ● Audit ● Technology

Mr. Major has served as president of MTSG, a strategic consulting, governance and investments company, since he founded it in 2003. From 2004 to 2006, Mr. Major served as chief executive officer of Apacheta Corporation, a mobile wireless software company. From 2000 to 2003, he served as chairman and chief executive officer of Novatel Wireless Inc., a wireless data access solutions company. Previously, Mr. Major was chairman and chief executive officer of Wireless Knowledge. Prior to that, Mr. Major served in executive level positions at Qualcomm Incorporated, including president of its wireless infrastructure division, and prior to that he held various leadership positions at Motorola, Inc., including senior vice president and chief technology officer. Mr. Major has served on the boards of directors of Lennox International Inc. (NYSE:LII) since 1993, Pulse Electronics since 2013, Resonant, Inc. (NASDAQ:RESN) since 2013, and ORBCOMM Inc. (NASDAQ:ORBC) since 2007. He previously served as a director of Broadcom Corporation (NASDAQ: BRCM) from 2003 until its acquisition by Avago Technologies in February 2016. Mr. Major received a BS in Mechanical and Aerospace Engineering from the University of Rochester, an MS in Mechanical Engineering from the University of Illinois, an MBA from Northwestern University and a JD from Loyola University.

In nominating Mr. Major for election as a director, our Board focused on his seasoned experience from having served as an executive officer and on the boards and board committees of varied technology companies, his vision and expertise in matters of corporate governance, his expertise in technical development and the knowledge of the Company that he has gained and shared as a director since 1991 as important attributes for his continuing to serve as one of our directors.

2017 Proxy Statement 7

William P. Noglows, 59	Director since 2007
Committee Membership: ● Compensation ● Nominating and Governance Chair

Mr. Noglows has served as chairman of the board of Cabot Microelectronics Corporation (NASDAQ:CCMP), a leading worldwide supplier of consumable products used in the semiconductor manufacturing process, since January 2016.  He previously served as executive chairman of the board from 2014 until December 2015, and served as chairman, president and chief executive officer of Cabot from 2003 through 2014.  Prior to that, Mr. Noglows served as executive vice president and general manager at Cabot.  Mr. Noglows has served on the board of directors of Aspen Aerogels, Inc. (NYSE: ASPN) since 2014, and he also served on the Aspen board from 2011 to 2013.  He received a bachelor’s degree in chemical engineering from the Georgia Institute of Technology.

In nominating Mr. Noglows for election as a director, our Board focused on his experience as chief executive officer of a leading public company and his expertise in developing technology as important attributes for his continuing to serve as one of our directors.

Ronald L. Schubel, 73	Director since 2002
Committee Membership: ● Compensation ● Technology

Mr. Schubel retired as corporate executive vice president and president of the Americas region for Molex Incorporated, a global manufacturer of interconnect systems, in 2007. He began his career with Molex in 1981, spending five years in Singapore as president of the far east south region. Prior to joining Molex, for 15 years Mr. Schubel held various leadership roles at General Motors, the most recent of which was director of operations for the Packard Electric division. Mr. Schubel is Chair of the Board of Trustees of Elmhurst Health Care Corporation and serves on the board of the Edward Cayman Corporation for investment and insurance support of Edward-Elmhurst Health Service Corporation, a nonprofit corporation, and its affiliate of the EHSC Cayman Segregated Portfolio Company, which is the insurance company of EHSC. He also serves as an advisor for Oaktree Capital, a global alternative investment management firm, working with the board of directors of Isola Group Ltd.

In nominating Mr. Schubel for election as a director, our Board focused on his knowledge of managing manufacturing operations and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

2017 Proxy Statement 8

Director Compensation

For the 2016 fiscal year, non-employee directors were paid an annual retainer of $65,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. No additional fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board Leadership, as shown below:

Role	Annual Retainer
Lead Director	$15,000
Audit Committee Chairperson	$18,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director receives an equity grant under the Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) valued at approximately $105,000. The equity grant is comprised of (1) one-third stock options that vest on the first three annual anniversaries of the grant date, have an exercise price equal to the fair market value of our common stock on the date of grant, and have a seven-year term, and (2) two-thirds restricted stock units (“RSUs”) that are granted upon his or her election or reelection to the Board at the Company’s annual meeting that vest on the first three annual anniversaries of the grant date. On April 22, 2016, Messrs. Chung, Fu, Grillo, Major, Noglows and Schubel were each granted 1,200 stock options and 671 RSUs. Mr. Hunter is not a non-employee director for purposes of director compensation. For 2017 he is our Executive Chairman of the Board and is compensated pursuant to his Executive Retirement Agreement, described on page 35.

Non-employee directors may elect to defer receipt of their cash fees under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Directors Plan”) and defer payout of their equity grants and any dividend distributions under the Long-Term Plan. All deferrals are deposited with a third-party trustee, where they (and any distributions thereon) are invested in Littelfuse common stock. Deferred cash fees are generally paid in a lump sum or in installments when the director ceases to be a director of Littelfuse. Deferred equity grants are generally paid out when the director ceases to be a director or the date specified by the director at the time of his or her deferral election. Deferred payments owing to Mr. Hunter as a result of his prior service as a non-employee director are expected to be delayed an additional six months following his separation from service as both a director and employee of Littelfuse as required by law due to his status as a "specified employee" under Section 409A of the Internal Revenue Code of 1986, as amended.

2017 Proxy Statement 9

The following table sets forth compensation paid to non-employee directors during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total
T.J. Chung	$80,000	$79,084	$31,272	$190,356
Cary T. Fu	$83,000	$79,084	$31,272	$193,356
Anthony Grillo (1)	$65,000	$79,084	$31,272	$175,356
John E. Major	$75,000	$79,084	$31,272	$185,356
William P. Noglows	$80,000	$79,084	$31,272	$190,356
Ronald L. Schubel	$65,000	$79,084	$31,272	$175,356

(1)	Fees earned by Mr. Grillo includes amounts deferred under the Directors Plan.

(2)

On April 22, 2016, each director received an annual RSU award of 671 shares of common stock. The amounts shown reflect the grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, based on assumptions described in Note 11 to our audited financial statements included in our 2016 Annual Report on Form 10-K for fiscal year ended December 31, 2016. As of December 31, 2016, each director held the following outstanding RSUs (including RSUs that have been deferred under the Long-Term Plan): Mr. Chung, 8,743 shares; Mr. Fu, 1,435 shares; Mr. Grillo, 1,951 shares; Mr. Major, 1,435 shares; Mr. Noglows, 3,139 shares; and Mr. Schubel, 1,435 shares.

(3)

On April 22, 2016, each director received an annual stock option award of 1,200 shares. The amounts shown reflect the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 11 to our audited financial statements included in our 2016 Annual Report on Form 10-K for fiscal year ended December 31, 2016. As of December 31, 2016, each director held the following outstanding option awards: Mr. Chung, 6,262 shares; Mr. Fu, 5,713 shares; Mr. Grillo, 11,848 shares; Mr. Major, 7,361 shares; Mr. Noglows, 10,848 shares; and Mr. Schubel, 11,848 shares.

2017 Proxy Statement 10

CERTAIN GOVERNANCE MATTERS

Board Leadership

In conjunction with his retirement as President and Chief Executive Officer, effective January 1, 2017, Gordon Hunter became the Executive Chairman of the Board. Additionally, William Noglows serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as liaison between the independent directors and our Chief Executive Officer (“CEO”). We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.

Attendance at Meetings

The Board held eight meetings during fiscal year 2016. All of the directors attended 100% of the meetings of the Board and at least 75% of the meetings of the committees on which they served. Consistent with our policy, all of our directors attended our 2016 annual meeting of stockholders. Independent members of our Board regularly meet in executive session without management present.

Director Independence; Financial Experts

There is no arrangement or understanding between any of our directors and any other person or entity other than the company to which any director was or is to be selected as a director. The Board has affirmatively determined that each current board member, except Messrs. Hunter and Heinzmann, (i) is “independent” within the definitions contained in the current NASDAQ listing standards and the rules and regulations of the SEC, and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that (i) each Audit Committee member is “independent” within the enhanced requirements for audit committee members under NASDAQ and SEC rules, (ii) each Compensation Committee member is a “non-employee director” under SEC rules, and (iii) each Compensation Committee member qualifies as an “outside director” pursuant to IRS Code Section 162(m). Furthermore, the Board has determined that Messrs. Fu and Grillo are “audit committee financial experts” as defined by the SEC.

2017 Proxy Statement 11

Board Committees

We have four standing committees: the Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. Each of these committees has a written charter approved by our Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at http://investor.littelfuse.com/governance. Current membership of each committee is provided below, followed by a description of each committee’s responsibilities.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
T.J. Chung		Chairman	X	X
Cary T. Fu	Chairman			X
Anthony Grillo	X
David W. Heinzmann
Gordon Hunter				Chairman
John E. Major	X		Chairman	X
William P. Noglows		X	X
Ronald L. Schubel		X		X

Audit Committee

Meetings held in 2016: 9

The Audit Committee is responsible to, among other things:

●

Appoint, compensate, retain and oversee the independent registered public accounting firm (including resolving any disagreements with management regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

●	Review the adequacy and effectiveness of the accounting and financial controls and procedures of the Company.
●	Review the annual internal audit plan and performance of the internal audit function.
●	Review any legal or regulatory matters that may have a material effect on the financial statements of the Company or related Company compliance policies.
●	Review the Company’s risk assessment and risk management process.
●

Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

●	Review swap transactions, reliance on end-user exception and related policies and procedures.
●	Prepare the Audit Committee report required to be included in the Company’s annual proxy statement.

2017 Proxy Statement 12

Compensation Committee

Meetings held in 2016: 7

The Compensation Committee is responsible to, among other things:

●	Review the Company’s compensation practices and policies.
●	Review and recommend to the Board for its consideration and determination the compensation for the Chief Executive Officer and the other executive officers.
●

Review and recommend to the Board for its consideration and determination any employment agreements, severance agreements, change-in-control arrangements and any special or supplemental benefits for the executive officers of the Company.

●	Establish and certify the achievement of performance goals for performance-based compensation.
●	Evaluate Chief Executive Officer performance.
●	Review and recommend to the Board for its consideration and determination the director compensation fees and equity-based awards.
●

Review and report to the Board on the Company’s organizational structure, succession plans for executive officers and programs for development of individuals to assume positions of higher responsibility.

●	Review and report on our compensation discussion and analysis and recommend its inclusion in our Annual Report on Form 10-K and Proxy Statement each year.

The Compensation Committee has the authority under its charter to engage services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee retained Compensation Strategies, Inc. as its independent compensation consultant during the 2016 fiscal year to assist the Compensation Committee with compiling a comprehensive analysis of market data and analyzing its implications for executive compensation at the Company, as well as various other executive compensation matters such as: (1) reviewing our annual incentive and long-term incentive programs; (2) providing an update on executive compensation trends and pending and enacted legislation relevant to the compensation of our executive officers; and (3) providing advice on compensation matters relating to the CEO transition, described on page 24. The Compensation Committee has assessed the independence of Compensation Strategies, Inc. and determined that Compensation Strategies, Inc. did not have any economic interests or other relationships that would conflict with its obligation to provide impartial and objective advice.

Nominating and Governance Committee

Meetings held in 2016: 5

The Nominating and Governance Committee is responsible to, among other things:

●	Identify individuals qualified to serve on our Board and to recommend director nominees to the Board for nomination at our annual meeting of stockholders.
●	Initiate and oversee an annual self-assessment of the Board and its committees.
●	Monitor the orientation and training needs of directors.
●	Review new legislation, rules, regulations and other developments affecting corporate governance and make recommendations to the Board, as appropriate.
●	Review all potential related party transactions that require the Committee’s approval.
●	Review the Company’s Code of Conduct and monitor the communication thereof.
●	Develop corporate governance guidelines for the Company.

2017 Proxy Statement 13

Technology Committee

Meetings held in 2016: 4

The Technology Committee is responsible to, among other things:

●	Review the technology program scope, direction, quality, investment levels and execution of the technology strategies presented by the Company’s management.
●	Review the Company’s key information technology controls.
●	Review significant emerging technology issues and trends that may affect the Company, its business and strategy.
●	Review the Company’s technology competitiveness, including the effectiveness of its technological efforts and investments in developing new products and business.

Director Candidates

In considering a person as a nominee as a director the Nominating and Governance Committee takes into consideration such factors as it deems appropriate, including:

●	Experience as an executive or director of a publicly traded company;
●	Familiarity with our business and our industry;
●	Availability to actively participate in meetings of the Board and attend the annual meeting of stockholders;
●	Knowledge and experience in the preparation or evaluation of financial statements;
●	Diversity of background, including gender and ethnic diversity, knowledge, skills and experience to create a well-rounded Board;
●	Satisfaction of the criteria for independence established by the SEC and NASDAQ listing standards, as they may be amended from time to time; and
●	Ability to interact in a productive manner with the other members of the Board.

The Nominating and Governance Committee used the same criteria to evaluate Mr. Hunter and determine it to be in the best interest of the Company to nominate him as a director through the annual meeting of stockholders occurring during the 2017 and 2018 calendar years, pursuant to the CEO transition described on page 24.

The Nominating and Governance Committee will consider nominees for the Board recommended by stockholders, using the same evaluation process as for any other nominee. Recommendations must comply with the procedures in our Bylaws and be submitted to the Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Any recommendation must include:

●	The name and address of the candidate;
●

A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification factors set forth above; and

●	The candidate’s signed consent to be named in the Proxy Statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Governance Committee for nomination and inclusion in our proxy statement for the 2018 annual meeting of stockholders, stockholder recommendations for director must have been received by us no later than November 16, 2017. Each stockholder recommendation must include the name and address of the nominating stockholder and the number of shares beneficially owned by such stockholder.

2017 Proxy Statement 14

Role in Risk Oversight

The Board’s role in risk oversight includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal, regulatory, compensation and strategic risks. The full Board, or the appropriate committee, receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. All Board committees meet regularly and report to the full Board on risk management matters. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk

At the direction of the Compensation Committee, management conducts a comprehensive risk assessment of our compensation policies and practices and presents its findings to the Compensation Committee. The assessment includes a review of the risk areas within the Company’s compensation programs to ensure that there are no design flaws which motivate inappropriate or excessive risk taking. Management conducted this assessment of all compensation policies and practices for all employees, including the NEOs, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company.

During the review, several risk mitigating factors in our programs were noted, including:

●	Our annual incentive program awards are capped to limit compensation in any given year;
●	The Compensation Committee has the ability to apply negative discretion over annual incentive program payouts and to adjust any performance measure for extraordinary events or circumstances;
●

Our equity incentive awards vest over several years, so while the potential compensation payable for equity incentive awards is tied directly to appreciation of our stock price, taking excessive risk for a short-term gain is discouraged because it would not maximize the value of equity incentive awards over the long term; and

●	Our executive officers and directors are subject to a stock ownership policy that aligns their interests with the interests of our stockholders.

Stock Ownership Policy

The Board maintains a stock ownership policy that requires our executive officers and directors to hold and maintain a certain number of shares of common stock of the Company. The policy provides for the following:

●	Each executive officer and non-employee director is required to reach stock ownership levels, detailed below, within five years of their election or appointment.
o	Non-Employee Directors: 5 times annual retainer
o	Chief Executive Officer and Executive Chairman: 5 times base salary
o	Chief Financial Officer and Executive Vice Presidents: 3 times base salary
o	Senior Vice Presidents: 2 times base salary
●

Until such time as the director or executive officer achieves the required stock ownership level, the director or executive officer is required to retain 50% of the net after-tax shares of common stock realized from any equity granted by the Company.

●

Failure of a director or named executive officer to satisfy the applicable stock ownership level within the required compliance period may result in their removal of participation in the Company’s annual equity grants, and/or being subject to a 100% retention requirement.

2017 Proxy Statement 15

All of our directors are in compliance with the guidelines and requirements set forth in our stock ownership policy. The executive officers’ compliance with the stock ownership policy is discussed further in the Compensation Discussion and Analysis Section on page 33.

Corporate Governance Guidelines; Code of Conduct

The Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to the Board. In addition, the Board has adopted a Code of Conduct that applies to all our directors, principal executive officer, principal financial officer, principal accounting officer and controller, and all employees. The full text of our Corporate Governance Guidelines and our Code of Conduct is available on our website at: http://investor.littelfuse.com/governance. We will also disclose on this page of our website any amendments to, or waivers from the Code of Conduct.

Certain Relationships and Related Transactions

The Board maintains a Related Person Transactions Policy that governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. The Nominating and Governance Committee reviews and approves all proposed Related Person Transactions (as defined below).

Related persons include:

●	any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or a nominee to become a director of Littelfuse;
●	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
●

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner;

●	any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner;
●

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

●	any charitable or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

The policy defines a Related Person Transaction as a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

Our Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary (“CHRO”) determines for purposes of the policy whether a proposed transaction is a Related Person Transaction that must be approved by the Nominating and Governance Committee.

2017 Proxy Statement 16

The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to:

●	the benefits to the Company;
●

the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

●	the availability of other sources for comparable products or services;
●	the terms of the transaction; and
●	the terms available to unrelated third parties or to employees generally.

The Nominating and Governance Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, our best interests and the best interest of our stockholders, as the Nominating and Governance Committee determines in good faith.

We did not enter into any Related Person Transactions in 2016.

Compensation Committee Interlocks and Insider Participation

T.J. Chung, William P. Noglows and Ronald L. Schubel served on the Compensation Committee during fiscal year 2016, and none of them is now or ever was an employee of the Company. None of our executive officers served as a member of the compensation committee, or on a board of directors performing equivalent functions, of any entity that had one or more of its executive officers serving as a director or member of our Compensation Committee.

Board Communication

Stockholders wishing to communicate directly with the Board or individual directors should communicate in writing at the following address:

Littelfuse, Inc.

8755 West Higgins Road, Suite 500

Chicago, Illinois 60631

Attention: Corporate Secretary

All written communications are received and processed by the Corporate Secretary prior to being forwarded to the chairman of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition to internal reporting procedures, the Audit Committee has established communication procedures through an independent telephonic voice call-in system and an independent website that can be accessed globally. The independent phone line and website provide for communication, either anonymously or identified, from employees, vendors, and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee and CHRO. Concerns may be reported via telephone in the U.S. at 1-800-803-4135 or via the link in our Code of Conduct found on the Company’s website at http://investor.littelfuse.com/governance.

2017 Proxy Statement 17

OWNERSHIP OF LITTELFUSE, INC. COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2017, by (1) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each director, (3) each NEO, and (4) all of our directors and executive officers as a group. Information concerning persons known to us to be beneficial owners of more than 5% of our common stock is based upon our review of Schedules 13D, 13F and 13G, and amendments thereto, as filed with the SEC. Of the shares reported, none are subject to pledge or lien in a margin account or pursuant to a loan agreement.

Beneficial Ownership Table

	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)
5% Principal Stockholders
BlackRock, Inc. (3)	2,160,642	9.5%
55 East 52nd Street New York, New York 10055
The Vanguard Group (4)	1,761,848	7.8%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC (5)	1,462,343	6.5%
1290 Avenue of the Americas New York, New York 10104
Silvercrest Asset Management Group LLC Silvercrest L.P. Silvercrest Asset Management Group Inc. (6)	1,197,192	5.3%
1330 Avenue of the Americas, 38th Floor New York, New York 10019
Directors
T.J. Chung (7)	23,538	*
Cary T. Fu (8)	7,124	*
Anthony Grillo (9)	53,060	*
David W. Heinzmann (10)	74,096	*
Gordon Hunter (11)	53,730	*
John E. Major (12)	29,610	*
William P. Noglows (13)	25,579	*
Ronald L. Schubel (14)	31,549	*
Officers
Meenal A. Sethna (15)	7,177	*
Ryan K. Stafford (16)	40,053	*
Michael P. Rutz (17)	15,401	*
Philip G. Franklin (18)	4,878	*
All current directors and executive officers as a group (15 persons) (19)	403,459	1.8%

*Indicates ownership of less than 1% of common stock.

2017 Proxy Statement 18

(1)

Shares beneficially owned includes all outstanding stock options, restricted stock units, and deferred restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after March 1, 2017.

(2)	Applicable ownership percentage is based upon 22,641,223 shares of common stock outstanding as of March 1, 2017.

(3)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 25, 2017 reporting beneficial ownership as of December 31, 2016. BlackRock, Inc. reported that they have sole voting power with respect to 2,114,357 shares, and sole dispositive power with respect to all of the shares reported.

(4)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017 reporting beneficial ownership as of December 31, 2016. The Vanguard Group reported that they have sole voting power with respect to 44,111 shares, shared voting power with respect to 2,398 shares, shared dispositive power with respect to 45,407 shares, and sole dispositive power with respect to 1,716,441 shares.

(5)

The information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC with the SEC on February 14, 2017 reporting beneficial ownership as of December 31, 2016. The Neuberger Berman Group LLC and its affiliates reported that they have shared voting and shared dispositive power with respect to all of the shares reported.

(6)

The information is based on a Schedule 13G filed by Silvercrest Asset Management Group LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. with the SEC on February 14, 2017 reporting beneficial ownership as of December 31, 2016. The Silvercrest Asset Management Group LLC and its affiliates reported that they have shared voting and shared dispositive power with respect to all of the shares reported.

(7)

Includes (i) 6,079 stock options currently exercisable or that become exercisable within 60 days, (ii) 989 restricted stock units that vest within 60 days, and (iii) 7,308 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(8)	Includes (i) 4,431 stock options currently exercisable or that become exercisable within 60 days, and (ii) 989 restricted stock units that vest within 60 days.

(9)

Includes (i) 7,842 stock options currently exercisable or that become exercisable within 60 days, (ii) 731 restricted stock units that vest within 60 days, and (iii) 774 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(10)

Includes (i) 47,911 stock options currently exercisable or that become exercisable within 60 days, (ii) 4,504 restricted stock units that vest within 60 days, and (iii) 6,349 shares held indirectly by trust.

(11)	Includes (i) 39,384 stock options currently exercisable or that become exercisable within 60 days, and (ii) 10,859 restricted stock units that vest within 60 days.

(12)	Includes (i) 6,079 stock options currently exercisable or that become exercisable within 60 days, and (ii) 989 restricted stock units that vest within 60 days.

(13)

Includes (i) 7,842 stock options currently exercisable or that become exercisable within 60 days, (ii) 224 restricted stock units that vest within 60 days, and (iii) 2,468 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

2017 Proxy Statement 19

(14)	Includes (i) 7,842 stock options currently exercisable or that become exercisable within 60 days, and (ii) 989 restricted stock units that vest within 60 days.

(15)	Includes (i) 5,771 stock options currently exercisable or that become exercisable within 60 days, and (ii) 1,130 restricted stock units that vest within 60 days.

(16)	Includes (i) 22,311 stock options currently exercisable or that become exercisable within 60 days, and (ii) 6,115 restricted stock units that vest within 60 days.

(17)	Includes (i) 12,805 stock options currently exercisable or that become exercisable within 60 days, and (ii) 2,118 restricted stock units that vest within 60 days.

(18)	Mr. Franklin retired from his position as CFO effective March 31, 2016 and remained employed as an advisor to the Company through July 31, 2016.

(19)	Our executive officers as of March 1, 2017 consisted of our named executive officers (excluding Mr. Franklin) and Messrs. Matthew Cole, Ian Highley, Deepak Nayar, and Dieter Roeder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of the copies of these reports and on information provided by our executive officers and directors, we believe that during the fiscal year ended December 31, 2016 our directors and executive officers complied with all Section 16(a) filing requirements, with the following exception: A Form 5 was filed late, in February 2017, on behalf of Mr. Schubel to disclose a gift transaction entered into by Mr. Schubel in November 2014.

2017 Proxy Statement 20

PROPOSAL NO. 2 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our NEOs as disclosed in the following Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies.

Executive Compensation Vote

We believe that our executive compensation program effectively aligns the interests of stockholders and executives, incentivizes the accomplishment of corporate goals, and attracts and retains talented executives. The key components of our compensation program are as follows:

●	Alignment of executive and stockholder interests through short and long-term incentives linked to operating performance;
●	Short-term cash compensation based upon individual contribution and performance;
●	Compensation structured to attract and retain the most talented industry leaders; and
●	Compensation program based, in part, on the practices of peers in our industry and other comparable companies.

At our 2016 Annual Meeting of Stockholders, more than 95% of the shares voted were cast in support of our executive compensation program. The Board and Compensation Committee value the opinions of our stockholders and took this high level of approval into account when developing the compensation for our NEOs.

This vote is not intended to address any specific item of compensation; rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board urges you to approve the compensation of our NEOs by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this Proxy Statement.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs.

2017 Proxy Statement 21

PROPOSAL NO. 3 - ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In connection with the requirements of the Dodd-Frank Act and the related rules promulgated by the SEC, we are asking you to provide an advisory, non-binding vote on how frequently you wish to cast an advisory vote on the compensation of our named executive officers; once every year, once every two years, or once every three years. This proposal, often called a “Say-When-on-Pay” proposal, allows stockholders to provide advisory input on the frequency with which they would prefer an advisory vote on executive compensation be included as a proposal in our Proxy Statement.

Frequency of Advisory Vote on Executive Compensation

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with current direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement, consistent with our policy of seeking input from and engaging in discussions with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. The Board also considered the stockholders’ advisory vote on the Say-When-on-Pay proposal presented at the Company’s annual meeting in 2011, when a plurality of votes cast were cast in favor of one-year intervals.

Although the Board of Directors recommends that stockholders vote for a Say-on-Pay proposal every year, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting, when you indicate your preference in response to the following resolution:

“RESOLVED, that the stockholders determine on an advisory basis that the frequency with which the stockholders shall have an advisory vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in the Proxy Statement, shall be (A) every year, (B) every two years or (C) every three years.”

Vote Required

While we believe that a vote once every year is the best choice for us, you are not voting to approve or disapprove our recommendation, but rather to make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this item. The option of one year, two years or three years that receives a plurality of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and will not be binding on the Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by stockholders.

The Board of Directors recommends that you vote for a frequency of every YEAR for future stockholder advisory votes on the compensation of our named executive officers.

2017 Proxy Statement 22

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, describes our 2016 executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 37, which provide detailed historical compensation information for our following NEOs.

Name	Title	Notes
David W. Heinzmann	President and Chief Executive Officer and Former Chief Operating Officer	Appointed to current role effective January 1, 2017.
Gordon Hunter	Executive Chairman of the Board, and Former Chairman of the Board, President and Chief Executive Officer	Appointed to current role effective January 1, 2017.
Meenal A. Sethna	Executive Vice President, Chief Financial Officer	Appointed to current role effective March 31, 2016.
Ryan K. Stafford	Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary	Appointed to expanded role as Corporate Secretary effective January 1, 2017.
Michael P. Rutz	Senior Vice President, Global Operations	Appointed to current role effective February 1, 2015.
Philip G. Franklin	Former Executive Vice President and Chief Financial Officer	Retired from his role as CFO effective March 31, 2016; remained employed as an advisor to the Company through July 31, 2016.

Executive Summary

As described below, our executive compensation programs are designed to pay for performance and align the interests of our executives with those of our stockholders. In fiscal year 2016, our annual incentive awards for our NEOs were based on (i) the Company’s achievement of financial objectives related to its base business operations, which exclude the impact of material acquisitions completed during the year, (ii) the acquisition and integration during 2016 of three businesses key to the Company’s long-term strategy, and (iii) the NEOs’ individual performances. In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe we have programs that align the compensation of our executives with the interests of our stockholders and manage compensation risk, including through stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.

The compensation of our NEOs during fiscal year 2016 directly ties to our strong performance during the Company’s milestone year. Revenues crossed the $1 billion dollar mark, we achieved a record level of cash flow from operations, and we achieved many of the goals in our 2012 – 2016 growth strategy. We continued to return capital to stockholders through cash dividends, with a 13.8% increase in the quarterly dividend rate during 2016.

2017 Proxy Statement 23

CEO Transition

On November 15, 2016, Mr. Hunter notified the Board of his retirement as President and Chief Executive Officer of the Company, effective January 1, 2017. Mr. Hunter agreed to serve the Company as Executive Chairman of the Board upon his retirement as President and Chief Executive Officer, effective January 1, 2017 through December 31, 2017. In connection with his retirement, Mr. Hunter and the Company entered into an Executive Retirement Agreement, which provided that (i) the Company and Mr. Hunter intend for him to serve as Chairman of the Board through at least the Company’s annual meeting of stockholders occurring in the 2019 calendar year; provided, that, effective December 31, 2017, Mr. Hunter will hold the title of Non-Executive Chairman of the Board, and (ii) the Company will nominate Mr. Hunter for service on the Board as its Chairman at each annual meeting of stockholders occurring during the 2017 and 2018 calendar years. The terms of the Executive Retirement Agreement are described further on page 35.

In connection with Mr. Hunter’s retirement, the Board promoted Mr. Heinzmann, who previously served as the Company’s Chief Operating Officer, to succeed Mr. Hunter as President and Chief Executive Officer of the Company, effective January 1, 2017. In addition, the Board approved the expansion of the number of directors constituting the whole Board to eight members and elected Mr. Heinzmann to serve as a member of the Board, effective January 1, 2017. The terms of Mr. Heinzmann promotion are described further on page 36.

Total Rewards Philosophy

The Compensation Committee is responsible for overseeing the formulation and application of the Company’s Total Rewards Philosophy relating to the compensation and benefit programs for executive officers. Pay for performance is an essential element of our Total Rewards Philosophy, which is designed to drive performance in the form of global business growth by financially incentivizing our executive officers to create stockholder value.

The Compensation Committee has worked with our management and the Compensation Committee’s compensation consultant to design compensation programs with the following primary objectives:

●	Attract, retain and motivate highly qualified executives;
●	Reward executives based upon our financial performance at levels competitive with peer companies; and
●	Align a significant portion of the executive compensation with driving our performance and stockholder value in the form of performance-based executive incentive awards and long-term awards.

The guiding principles of our Total Rewards Philosophy are as follows:

Performance. We believe that the best way to accomplish alignment of compensation with the interests of our stockholders is to link a significant portion of total compensation directly to meeting or exceeding individual, business unit and overall Company performance goals. When performance exceeds expectations, total pay levels are expected to be above the competitive median. When performance falls below expectations, total pay levels are expected to be below competitive levels.

Competitiveness. Our compensation and benefit programs are designed to be competitive with the compensation provided by companies with whom we compete for talent. While we generally target the 50th percentile of the total compensation of competitor companies, in some instances, we provide compensation above or below the 50th percentile to account for other factors such as an executive’s operating responsibilities, management level, tenure and performance in the position. To help us analyze the competitiveness of our compensation programs, we developed a compensation peer group that was used to set compensation for the 2016 fiscal year, as discussed below.

2017 Proxy Statement 24

Cost. Compensation and benefit programs are designed to be cost effective, ensuring that the interests of our stockholders are considered.

Allocation between Short-Term and Long-Term Compensation

The allocation between short-term and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between short-term and long-term pay. We also consider certain internal factors that may cause us to target a particular element of a NEO’s compensation differently. These internal factors may include the NEO’s operating responsibilities, management level and tenure and performance in the position. We consider the total compensation to be delivered to individual NEOs, and as such, exercise discretion in determining the portion allocated to annual and long-term incentive opportunity. We believe that this “total compensation” approach provides the ability to align pay decisions with the short-term and long-term needs of the business and the interests of our stockholders. It also allows for the flexibility needed to recognize differences in performance of each NEO by providing differentiated pay.

Benchmarking

Competitive compensation levels for our executive officers are in part established through the review of competitive market compensation data provided by the Compensation Committee’s independent compensation consultant. This review includes base salary, annual incentive opportunities and long-term incentive opportunities for comparable companies. In 2015, we selected an industry compensation peer group as a source to evaluate compensation levels for the 2015 and 2016 fiscal years. The compensation peer group consisted of 17 publicly-traded companies of reasonably similar size to us in the electronic equipment/electronic manufacturing services industry, the electronic components and equipment industry and the semiconductor/semiconductor equipment and manufacturing industry, representing different segments of our business. The compensation peer group is set forth below:

Cabot Microelectronics Corporation (CCMP)	MTS Systems Corporation (MTSC)
CTS Corporation (CTS)	ON Semiconductor Corporation (ON)
Diodes Incorporated (DIOD)	Rogers Corporation (ROG)
Electro Scientific Industries, Inc. (ESIO)	Semtech Corporation (SMTC)
Fairchild Semiconductor International, Inc. (FCS)	Stoneridge, Inc. (SRI)
Gentex Corporation (GNTX)	TTM Technologies, Inc. (TTMI)
Hubbell Incorporated (HUBA, HUBB)	Veeco Instruments Inc. (VECO)
KEMET Corporation (KEM)	Vishay Intertechnology, Inc. (VSH)
Methode Electronics, Inc. (MEI)

For 2016, the raw data derived from each compensation peer group companies’ 2015 proxy statement was aged at an annual rate of 3% for cash and 5% for equity, and was size-adjusted to approximate our revenues for the corresponding fiscal year. The total compensation for our NEOs is generally targeted at the 50th percentile of the competitive market data. In 2016, the Compensation Committee awarded total annual target compensation to Messrs. Heinzmann, Hunter, Stafford, Rutz and Ms. Sethna that was +6%, +11%, +16%, +14%, and +1%, respectively, in relation to the median of our peer group. In addition, Ms. Sethna and Mr. Stafford received special retention grants, as described on page 33, which are not reflected in these percentages. In making the awards to our NEOs in 2016 above the median of our peer group, the Compensation Committee considered the individual scope of responsibility of each NEO, each NEO’s historical compensation levels, the NEO’s years of experience, the NEO’s past, and expected future, contributions to our success, market practice, internal equity considerations and individual performance. Additional information regarding the components of total compensation for our NEOs is discussed below under “Components of Total Compensation.”

2017 Proxy Statement 25

Annual Compensation Process

The Compensation Committee reviews industry data and performance results presented by its independent compensation consultant in determining the appropriate aggregate and individual compensation levels for the year. In conducting its review, the Compensation Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs.

The Compensation Committee reviews base salaries annually with any changes to be effective February 1 of the following year. The approval of incentive awards for NEOs under the Littelfuse, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) for the preceding year and the terms of the incentive awards for NEOs for the current year are approved by the Compensation Committee at its January or February meeting. Long term equity compensation is granted by the Compensation Committee and the full Board at the April meeting, held in connection with the annual meeting of stockholders. The Compensation Committee oversees the administration of the Company’s equity-based programs and makes recommendations to the Board for its consideration and approval of equity awards to be made to the CEO and other executive officers. The Compensation Committee has delegated authority to the CEO to grant equity awards to other non-executive officer employees. Ratification of grants for any non-executive officers who are newly-hired or promoted during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion, as applicable.

Role of the Board, Compensation Committee, Management and Consultants

The Compensation Committee establishes, reviews and recommends all elements of the executive compensation program to the members of the Board for approval. The Compensation Committee works with an independent compensation consultant, Compensation Strategies, Inc., for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. Our independent compensation consultant also advises the Compensation Committee on non-employee director compensation matters. Additional responsibilities of the Board, the Compensation Committee, management and the independent compensation consultant include:

Board of Directors and Compensation Committee

●

The Compensation Committee reviews and recommends the CEO’s business goals and objectives relevant to executive compensation to the members of the Board other than the CEO, for approval; evaluates the performance of the CEO in light of those goals and objectives and recommends the CEO’s compensation level to such members of the Board based on this evaluation. The Compensation Committee reviews and recommends the CEO’s annual and long-term incentive target opportunities and payouts for approval by the members of the Board, other than the CEO.

●

For NEOs other than the CEO, the Compensation Committee reviews and makes recommendations based on a review of compensation survey data and publicly-disclosed compensation information for our peer group, individual performance, internal pay equity and other relevant factors for approval by the full Board for all NEO compensation arrangements including base salary determination and annual and long-term incentive target opportunities and payouts.

2017 Proxy Statement 26

Management and Consultants

●

Compensation program design: Management makes recommendations in consultation with the independent compensation consultant on compensation program design and pay levels and implements the compensation programs approved by the Board.

●

Develop performance measures: Management identifies appropriate performance measures, recommends performance targets that are used to determine annual awards, and develops individual performance objectives for each NEO.

●

Compile competitive market data: Management works with the independent compensation consultant in compiling compensation information and preparing the data for presentation to the Compensation Committee.

●

Develop compensation recommendations: Based on the compensation survey data and publicly-disclosed compensation information, our CEO and our CHRO prepare recommendations for the NEOs (other than for the CEO) and present these recommendations to the Compensation Committee. The Compensation Committee reviews these recommendations along with the competitive market data and other information and advice of the independent compensation consultant, and makes a recommendation to the full Board for approval. Our CEO also assists the Compensation Committee by providing input with regards to the fulfillment of the individual performance objectives of the other NEOs. Compensation recommendations for the CEO are made by the Compensation Committee based on the compensation survey data and are presented for approval to the directors other than the CEO. Our Executive Vice President and Chief Financial Officer also assists in the preparation of performance targets and objectives based on our short-term and long-term growth plans and provides financial information used by the Compensation Committee to make decisions with respect to incentive goals based on achievement of financial targets and related payouts.

Impact of Accounting and Tax Issues on Executive Compensation

In setting each NEO’s compensation levels, we do not have a stated policy that all compensation must be tax deductible. The Compensation Committee and Board analyze the overall expense arising from aggregate executive compensation levels and consider various alternatives to preserving the tax deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our compensation goals. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and our three other most highly compensated officers other than the principal financial officer. Compensation, including compensation pursuant to plans or arrangements approved by our stockholders, that qualifies as “performance-based compensation” under Section 162(m) is not subject to the deduction limit. The Annual Incentive Plan and Long Term Incentive Plan have been approved by our stockholders; as a result, stock options, stock appreciation rights, performance shares, performance units and cash incentive awards under these plans that qualify as “performance based compensation” will not be subject to the deductibility limit imposed by Section 162(m). In fiscal 2016, the Compensation Committee established an annual incentive plan structured to allow payments to be made, if a certain financial target is met, that are deductible under Section 162(m). In fiscal 2016, we met the performance objective of our annual incentive plan, as described further on page 29.

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Components of Total Compensation

The compensation of our NEOs consists of five components, each designed to help achieve our compensation objectives and to contribute to a total compensation arrangement that is competitive, appropriately performance-based and valued by our NEOs, as described in the following table.

Compensation Component	Purpose
Base Salary	Designed to attract, retain and motivate highly-qualified executives by paying a competitive salary.
Annual Incentive Plan (cash awards)	Designed to provide a performance-based cash reward to executives and key employees of the Company for contributing to the achievement of our short-term corporate goals.
Long Term Incentive Plan (stock option and RSU awards)

Designed to emphasize the goals of our equity compensation: (1) align each NEO’s financial interests with driving stockholder value; (2) focus the NEOs’ efforts on long-term financial performance of the Company; and (3) assist in the retention of our NEOs.

Perquisites and Health and Welfare Programs	Designed to provide competitive levels of health and welfare protection and financial security to executives.
Retirement and Post-Employment Compensation

Information regarding the administration and the determination of amounts of each component is below.

A.     Base Salary

Administration: Our CEO and our CHRO recommend NEO salary levels (other than for the CEO) to the Compensation Committee for approval. The Compensation Committee reviews the NEO salary recommendations and makes its recommendations to the full Board for approval. The Compensation Committee determines and makes CEO salary recommendations to the Board, other than the CEO, for approval.

Determination of amounts: Base salary is generally targeted at the 50th percentile of the compensation peer group, although we also take into account factors such as individual scope of responsibility, years of experience, past and future contributions to our success and possible differences in compensation standards in our industry. We strive to be market competitive in an effort to attract, retain and motivate highly-talented executive officers.

2017 Proxy Statement 28

In both 2016 and for 2017, the Compensation Committee recommended to the Board and the Board approved increases in base salary for all NEOs, effective as of February 1, except as noted. The base salary amounts for the NEOs, effective as of February 1, 2016 and February 1, 2017, are as follows:

Name	2016 Annualized Base Salary	2017 Annualized Base Salary
David W. Heinzmann (1)	$525,000	$700,000
Gordon Hunter (1)	$782,740	$600,000
Meenal A. Sethna	$375,000	$393,750
Ryan K. Stafford (2)	$400,000	$463,500
Michael P. Rutz	$360,706	$371,527
Philip G. Franklin (3)	$420,767	-

(1)	2017 Annualized Base Salary effective as of January 1, 2017, in connection with the CEO transition.
(2)	2016 Annualized Base Salary was increased from $400,000 to $450,000 effective as of July 20, 2016, in light of Mr. Stafford’s ongoing performance and the Company’s desired retention of Mr. Stafford.
(3)	Upon his transition to an advisor role from April 1, 2016 to July 31, 2016, Mr. Franklin served as a part-time employee and his base salary was reduced accordingly.

B.     Annual Incentive Plan

In January 2014, our Compensation Committee and our Board approved the Annual Incentive Plan and on April 25, 2014 our stockholders approved the Annual Incentive Plan (“AIP”).

Administration: The Compensation Committee establishes, after (1) consulting with our CEO and CHRO, (2) reviewing the compensation peer group information and other information and advice of the independent compensation consultant and (3) discussing the financial goals and targets of the Company for the next fiscal year with our CEO and our CFO, the threshold, target and maximum amounts that may be awarded under the AIP to each NEO for the fiscal year. The annual target amounts are set as percentages of each NEO’s base salary and the maximum amount is set at 200% percent of the annual target percentage.

Determination of eligible AIP amounts: Our AIP is intended to compensate NEOs for their short-term contributions to the Company’s performance. Annual incentive awards to NEOs are granted based on the NEOs’ and the Company’s performances and are approved by the Compensation Committee and recommended to the full Board for approval. While one factor the Compensation Committee considers regarding the compensation of our NEOs is where that compensation falls in relation to the 50th percentile of the total compensation of our compensation peer group, it does not necessarily match our annual incentive awards against a certain percentile of the compensation peer group and it considers other factors, such as internal equity considerations, executive experience and the years of service of the NEO, in setting the targets as a percent of base salary. It sets the threshold, target and maximum amounts for the AIP so that, if earned, we pay sufficient total annual compensation to remain competitive. The maximum incentive amount that may be paid to an employee for a performance period has been limited under the AIP to $2,500,000.

2017 Proxy Statement 29

The following table summarizes the AIP opportunity percentages for the NEOs for 2016, excluding Mr. Franklin who retired from his role as CFO effective March 31, 2016 and did not participate in the 2016 AIP:

	2016 AIP Target Opportunity (as a % of 2016 Base Salary)
Name	Threshold	Target	Maximum
David W. Heinzmann	40%	80%	160%
Gordon Hunter	50%	100%	200%
Meenal A. Sethna	35%	70%	140%
Ryan K. Stafford	35%	70%	140%
Michael P. Rutz	30%	60%	120%

In 2016, the Compensation Committee structured the AIP to ensure sufficient flexibility to determine appropriate non-equity incentive compensation and preserve corporate tax deductions for performance-based compensation under Section 162(m). Under the 2016 AIP, the Compensation Committee established a performance goal and a maximum annual award percentage that could be paid to each NEO; the NEOs were eligible to receive up to a maximum of 200% of their target annual incentive opportunities, upon the Company’s achievement of $1.00 of diluted earnings per share (“EPS”) for 2016. In January 2017, the Compensation Committee determined that the Company had achieved $4.60 of EPS for 2016, thereby satisfying the performance goal under the 2016 AIP. The Compensation Committee then exercised its negative discretion to determine each NEO’s 2016 AIP award amount.

Exercise of negative discretion: With respect to the 2016 AIP award amounts for NEOs, the Compensation Committee gave consideration to three performance areas: (i) the Company’s achievement of financial objectives related to its base business operations, which exclude the impact of material acquisitions completed during the year, (ii) the acquisition and integration during 2016 of three businesses key to the Company’s long-term strategy, and (iii) the NEOs’ individual performances.

The Compensation Committee considered the performance of the Company’s base business operations with respect to the financial performance metrics shown in the table below. Notably, these metrics excluded the financial impact of the three businesses we acquired and integrated in 2016 (i.e., PolySwitch, ON Portfolio and Menber’s, which are further described below). The Compensation Committee believed that these metrics reflected the performance of the Company’s ongoing operations with respect to its existing business.

Base Business Operations Performance Metric (1)	Threshold Performance (50%)	Target Performance (100%)	Maximum Performance (200%)	Actual Performance	Percentage Achievement
Corporate Sales ($M)	$851.2	$896.0	$940.8	$890.6	94%
AIP Earnings per Share (“AIP EPS”)	$5.53	$5.95	$6.37	$5.95	100%
Cash from Operations ($M)	$170.2	$193.4	$216.6	$205.8	153%

(1)	The performance metrics were determined as follows:
●	Corporate Sales - represents our 2016 sales as reported in our audited financial statements, less sales attributable to businesses acquired in 2016.
●

AIP EPS – represents our 2016 AIP net income, as described below, divided by our diluted weighted-average common shares outstanding. “AIP net income” is calculated as our net income, as reported in our audited financial statements, excluding the after-tax impact of the following items: acquisition, divestiture and integration costs; restructuring charges related to business reorganizations; plant closure and related move and reduction in force costs; intangible asset impairment; expensing of inventory fair market value step-up; non-operating foreign exchange gains and losses; and net income/loss related to businesses acquired in 2016.

●

Cash from Operations – represents our 2016 cash flow from operations, as reported in our audited financial statements, less the cash flow from operations attributable to, or expended in connection with, businesses acquired in 2016.

2017 Proxy Statement 30

In 2016, the Company completed three separate acquisitions that furthered the Company’s long-term strategic growth plan. In March 2016, the Company acquired the circuit protection business (“PolySwitch”) of TE Connectivity Ltd. for a net amount of approximately $348 million; this was the largest acquisition in the Company’s history. In April 2016, the Company acquired Menber’s S.p.A. (“Menber’s”) for a net amount of approximately $19 million. In August 2016, the Company acquired certain assets of select businesses (the “ON Portfolio”) of ON Semiconductor Corporation for approximately $104 million.

Significant efforts were required both to negotiate and accomplish the three acquisitions and to integrate the acquired business after the acquisitions. The Compensation Committee gave consideration to: the successful completion of the three acquisitions and the achievement of specific integration objectives including (i) execution of synergy plans that yielded significant savings, (ii) retention of key talent, and (iii) the accelerated integration of those businesses. The Compensation Committee attributes much of the Company’s success regarding the acquisitions and integrations to the performance of the Company’s management including the NEOs.

The Compensation Committee also reviews the individual performance of each NEO. These reviews are qualitative in nature and require subjective determinations by the Compensation Committee. The Compensation Committee receives input from the CEO and CHRO with respect to each NEO’s performance and considers factors generally related to (i) overall Company business performance, (ii) development of managerial leaders and talent within the Company; (iii) legal compliance and corporate governance best practices, and (iv) other matters specific to each NEO’s scope of responsibility.

The Compensation Committee also received recommendations from Mr. Hunter related to the 2016 AIP award amounts for the other NEOs. It received input from its independent compensation consultant with respect to the appropriate 2016 AIP award amount for Mr. Hunter. After consideration of the three performance areas described above and the recommendations from Mr. Hunter and input from the independent compensation consultant, the Compensation Committee approved and recommended to the Board, and the Board approved, the following 2016 AIP awards to the NEOs at levels less than the entire amounts for which the NEOs were eligible under the 2016 AIP:

NEO	Eligible Award Under the 2016 AIP ($)	Actual 2016 AIP Award after Negative Discretion (% of target)	Actual 2016 AIP Award after Negative Discretion ($)
David W. Heinzmann	$840,000	150.0%	$630,000
Gordon Hunter	$1,565,480	153.3%	$1,200,000
Meenal A. Sethna	$525,000	150.0%	$393,750
Ryan K. Stafford	$560,000	150.0%	$472,500
Michael P. Rutz	$432,850	133.0%	$287,844

2017 Proxy Statement 31

2017 Annual Incentive Plan: At its January 2017 meeting, the Compensation Committee approved the same annual incentive plan structure providing for sufficient flexibility under Section 162(m) and established the NEOs’ target annual incentive plan opportunity percentages for the 2017 AIP. It also established a 2017 financial performance goal that was based on the same performance metric as in 2016. The following table summarizes AIP target opportunity percentages, as a percentage of base salary for the NEOs for 2017:

	2017 AIP Opportunity (as a % of Base Salary)
Name	Threshold	Target	Maximum
David W. Heinzmann	45%	90%	180%
Gordon Hunter	50%	100%	200%
Meenal A. Sethna	35%	70%	140%
Ryan K. Stafford	35%	70%	140%
Michael P. Rutz	30%	60%	120%

C.     Long-Term Incentive Compensation

Consistent with prior years’ practice, in 2016 the Compensation Committee awarded a combination of two types of equity awards under the Long-Term Incentive Plan to our NEOs: stock option awards and RSUs. The stock options vest one-third annually over a three-year vesting period and have an exercise price equal to the fair market value of our common stock on the date of grant. The RSUs also vest one-third annually over a three-year vesting period.

Administration: The Compensation Committee reviews the compensation peer group information, the advice of the independent compensation consultant and, for NEOs other than the CEO, the recommendation of our CEO and our CHRO with respect to the NEOs’ long-term incentive grants of stock options and RSUs. The Compensation Committee makes recommendations to the Board, other than the CEO, for the grant of stock options and RSUs to the CEO.

Determination of amounts: We target total equity compensation awards at the 50th percentile of our compensation peer group, although we also take into account other factors, such as years of service with the Company and internal pay equity considerations, when determining total equity compensation. In 2016, based on a valuation performed by the independent compensation consultant, the Compensation Committee determined that 50% of the value of the equity awards would be made in stock options, and 50% of the value of the equity awards would be made in RSUs. The restricted stock unit awards and stock options granted in 2016 to each NEO, other than Mr. Franklin who retired from his position as CFO effective March 31, 2016, are set forth below.

Name	RSU Award	RSU Vesting Schedule (1)	Stock Option Award	Option Vesting Schedule (1)	Option Grant Price
David W. Heinzmann	4,755	3-year vest	17,004	3-year vest	$120.15
Gordon Hunter	10,087	3-year vest	36,074	3-year vest	$120.15
Meenal A. Sethna	3,389	3-year vest	12,121	3-year vest	$120.15
Ryan K. Stafford	3,006	3-year vest	10,750	3-year vest	$120.15
Michael P. Rutz	2,134	3-year vest	7,632	3-year vest	$120.15

(1)	2016 grant of RSUs and Options vest in installments of 33% on each anniversary of the grant date.

2017 Proxy Statement 32

Special Retention Awards

As reported in our Current Report on Form 8-K filed on July 26, 2016, the Board awarded 5,594 RSUs to Mr. Stafford and 2,486 RSUs to Ms. Sethna, in light of each of their ongoing performance and desired retention. The awards were granted pursuant to the Long-Term Incentive Plan, and vest in full after three years.

Stock Ownership Policy

As discussed on page 15, the Company maintains a stock ownership policy applicable to all executive officers and directors. The table below describes the ownership guidelines for each Named Executive Officer, excluding Mr. Franklin who retired from his CFO role effective March 31, 2016, and their progress towards the ownership requirements, as of March 1, 2017.

Name	Ownership Requirement as % of Base Salary	Number of Shares Required (1)	Number of Shares Owned (2)
David W. Heinzmann	500%	23,000	37,865
Gordon Hunter	500%	19,700	39,729
Meenal A. Sethna (3)	300%	7,800	6,949
Ryan K. Stafford	300%	9,100	25,339
Michael P. Rutz (4)	200%	4,900	4,731

(1)

Pursuant to the stock ownership policy, the Compensation Committee may adjust the ownership requirements in the event of a significant increase in the price of the Company’s common stock. The ownership requirements were last amended in January 2014 using a 30-business-day average stock price of $93.00 per share. In light of the approximately 63% increase in the price of the Company’s common stock from January 2014 to the 30-business-day average stock price used for the period of December 1, 2016 through January 13, 2017, the Compensation Committee approved an adjustment to the ownership requirements of $152.00 per share.

(2)	Includes direct and indirect ownership of beneficially owned shares and restricted stock/units.

(3)	Ms. Sethna has five years from the date of her promotion to Executive Vice President, Chief Financial Officer, or until March 31, 2021, to meet the stock ownership requirements.

(4)	Mr. Rutz has five years from his date of hire, or until February 3, 2019, to meet the stock ownership requirements.

D.     Perquisites and Health and Welfare Programs

Perquisites

Our NEOs are provided with the opportunity to receive executive physicals and financial planning services on an annual basis. The executive physical program provides approximately $5,000 in services per NEO annually. In addition, pursuant to Mr. Hunter’s Amended and Restated Employment Agreement, dated December 31, 2007, Mr. Hunter is entitled to $15,000 per year of financial planning and tax consulting services, and each of our other NEOs is entitled to $12,000 per year of financial planning services. Additionally, Mr. Hunter is provided with continued use of a Company automobile through December 31, 2017, and during 2016 and the Company provided reimbursement of certain spouse travel to industry events. We provide these benefits to help our NEOs efficiently manage their time and financial affairs and to allow them to stay focused on business issues. Amounts and types of perquisites are included in the 2016 All Other Compensation Table below on page 38.

2017 Proxy Statement 33

Health and Welfare Programs

Our NEOs participate in the same health and welfare programs designed for all of our full-time U.S. employees. The program includes partial reimbursement of gym membership dues, group health, dental, disability, business travel accident, life and accidental death and dismemberment (AD&D) coverage. Our NEOs are also provided with an increased amount of life and AD&D insurance in order to provide a targeted level of coverage equal to three times base salary. These programs are important components of our total compensation program, and we provide them to remain competitive.

E.     Retirement and Post-Employment Compensation

Retirement Plans

We provide retirement benefits to our U.S. employees and NEOs through the following plans:

Littelfuse, Inc. 401(k) Retirement and Savings Plan

NEOs may elect to participate in the Littelfuse, Inc. 401(k) Retirement and Savings Plan (“401(k) Plan”) on the same basis as all other U.S. employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. The Company amended the 401(k) Plan, effective as of January 1, 2012, to provide discretionary Company contributions equal to 2% of a participant’s annual eligible pay. This is in addition to the existing Company matching contributions, which provide a dollar-for-dollar match on participant salary deferrals up to 4% of a participant’s annual eligible pay (subject to IRS compensation limits). The Plan also provides for discretionary contributions for those eligible, active participants who as of January 1, 2010, participated in the Littelfuse, Inc. Retirement Plan (“Pension Plan”) and had earned a minimum of 10 years of service and a combined age and years of service of at least 60 (the “60 Point Group”). Currently, Mr. Heinzmann is the only NEO who is a member of the 60 Point Group. The Company has currently set these contributions at 5% of base pay (subject to IRS compensation limits). All contributions to the 401(k) Plan are fully vested and nonforfeitable.

Littelfuse, Inc. Supplemental Retirement and Savings Plan

The Littelfuse, Inc. Supplemental Retirement and Savings Plan (the “Supplemental Plan”) is a non-qualified retirement plan that is intended to provide supplemental retirement income benefits to employees whose benefits under our tax-qualified 401(k) plan are limited by the application of Internal Revenue Code Section 415, which includes our NEOs. Participants can defer a portion of their annual compensation to the Supplemental Plan.  The Company provides a matching contribution designed to ensure that participants receive a combined match under the Supplemental Plan and the Company’s 401(k) plan on the first 4% of their annual compensation that they defer to both plans. The Company also makes the same 5% contribution as it makes to the Company’s 401(k) Plan for Supplemental Plan participants who are members of the 60 Point Group, based on their compensation in excess of the IRS limit. Currently Mr. Heinzmann is the only NEO who receives this additional contribution as a member of the 60 Point Group.

2017 Proxy Statement 34

Littelfuse Inc. Retirement Plan (“Pension Plan”)

As reported in our Current Report on Form 8-K filed on July 31, 2014, the Board of Directors terminated the Pension Plan effective July 30, 2014, and the Company settled all Pension Plan liabilities either via lump sum payout or the purchase of a group annuity contract by the end of the 2015 fiscal year. Therefore, due to the plan termination, no 2016 Pension Benefits Table is provided.

Other Plans

Mr. Franklin accrued a retirement benefit under the Littelfuse, Inc. Supplemental Executive Retirement Plan (the “SERP”) prior to its termination effective December 31, 2009. Amounts earned are reported in the footnotes to the 2016 Nonqualified Deferred Compensation table.

Post-Employment Compensation

Change in Control Agreements

Each of the NEOs has entered into a change of control agreement with the Company that provides certain payments and benefits on termination of employment in connection with a change of control of the Company. Additional information including the terms of our NEO’s change of control agreements is included below on page 46.

Employment Contracts

We have not entered into an employment agreement with any NEO, other than Mr. Hunter. However, in connection with the CEO transition, we entered into a Letter Agreement with Mr. Heinzmann. The terms of Mr. Hunter’s employment agreement and Mr. Heinzmann’s Letter Agreement are described below.

Mr. Hunter. As previously disclosed, the Company has entered into an Executive Retirement Agreement, effective January 1, 2017 through December 31, 2017 (the “Term”), with Mr. Hunter in connection with his retirement as President and Chief Executive Officer and assumption of the Executive Chairman of the Board role. The Executive Retirement Agreement amends Mr. Hunters prior Amended and Restated Employment Agreement, dated December 31, 2007.

Pursuant to the Executive Retirement Agreement, Mr. Hunter will receive a base salary of $600,000, and continue to participate in the Annual Incentive Plan with a target bonus of 100% of his base salary for the 2017 fiscal year. In lieu of any other 2017 annual equity awards, the Executive Retirement Agreement provided for the grant of restricted stock units having a grant date value of $2,240,000 that vest on December 31, 2017. During the Term of the agreement, all outstanding equity awards granted to Mr. Hunter will remain outstanding and continue to vest in accordance with their terms. However, at the end of the Term, any then-unvested equity awards will become immediately vested, subject to Mr. Hunter’s continued employment through the end of the Term. The termination provisions under the Executive Retirement Agreement and Mr. Hunter’s Change in Control Agreement are described on page 45.

Mr. Hunter and the Company entered into an employment agreement dated May 1, 2006, as amended and restated on December 31, 2007. The employment agreement, as amended, remains in effect and provides that Mr. Hunter will receive certain benefits, including a home office, an automobile, and up to $15,000 in annual financial planning and tax counseling services. The employment agreement also contains non-disclosure, non-competition, non-solicitation and non-hire restrictions applicable to Mr. Hunter following cessation of his employment with us. Additional discussion regarding the terms of Mr. Hunter’s employment agreement are below on page 45.

2017 Proxy Statement 35

Mr. Heinzmann. As previously disclosed, the Company has entered into a Letter Agreement effective January 1, 2017, with Mr. Heinzmann in connection with his assumption of the President and Chief Executive Officer role. Pursuant to the Letter Agreement, Mr. Heinzmann’s base salary was increased to $700,000 and his target bonus was increased to 90% of base salary. In addition, the Letter Agreement provided for the grant of restricted stock units having a grant date value of $1,050,000, that vest on the third anniversary of the grant. The Company also entered into a new change of control agreement with Mr. Heinzmann, consistent with the terms described on page 46.

COMPENSATION COMMITTEE REPORT

To the Board of Directors of Littelfuse, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee: Tzau-Jin (T.J.) Chung (Chairman) William P. Noglows Ronald L. Schubel

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

2017 Proxy Statement 36

COMPENSATION TABLES

The following table sets forth compensation information for our NEOs in fiscal years 2014, 2015 and 2016.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
David W. Heinzmann	2016	$522,917	$150	$560,424	$443,124	$630,000	$0	$95,166	$2,251,781
President and Chief	2015	$477,532	$0	$436,995	$387,814	$594,623	$0	$83,954	$1,980,918
Executive Officer and Former Chief Operating Officer	2014	$395,308	$150	$579,908	$377,213	$334,600	$116,587	$69,677	$1,873,442
Gordon Hunter	2016	$780,231	$700	$1,188,854	$940,088	$1,200,000	$0	$89,703	$4,199,576
Executive Chairman	2015	$759,239	$600	$1,074,594	$954,382	$1,128,556	$945	$134,247	$4,052,563
of the Board and Former Chairman, President and Chief Executive Officer	2014	$725,966	$300	$1,031,548	$1,013,775	$887,087	$10,789	$132,897	$3,802,362
Meenal A. Sethna (8) Executive Vice President and Chief Financial Officer	2016	$372,917	$700	$690,886	$315,873	$393,750	$0	$47,510	$1,821,637
Ryan K. Stafford	2016	$421,034	$150	$1,010,128	$280,145	$472,500	$0	$58,252	$2,242,209
Executive Vice	2015	$387,320	$150	$297,609	$264,398	$399,536	$0	$50,436	$1,399,449
President, Chief Legal and Human Resources Officer and Corporate Secretary	2014	$367,474	$150	$468,729	$280,875	$317,040	$11,351	$50,868	$1,496,487
Michael P. Rutz	2016	$359,831	$150	$251,513	$198,890	$287,844	$0	$51,670	$1,149,898
Senior Vice President	2015	$353,273	$0	$201,545	$178,754	$295,546	$0	$34,343	$1,063,461
Global Operations	2014	$300,115	$0	$266,727	$190,313	$173,570	$0	$17,124	$947,849
Philip G. Franklin (9)	2016	$148,414	$150	$109,246	$0	$0	$0	$43,750	$301,560
Former Executive	2015	$424,459	$150	$363,535	$322,373	$431,955	$58,361	$81,965	$1,682,798
Vice President and Chief Financial Officer	2014	$404,738	$150	$348,194	$342,563	$341,720	$21,371	$61,042	$1,519,777

(1)	Base salary includes compensation deferred under the 401(k) Plan and the Supplemental Plan.

(2)	Represents discretionary bonuses earned in connection with our wellness initiatives in fiscal year 2016.

(3)

Represents the full grant date fair value of RSUs for fiscal years 2014, 2015 and 2016, in accordance with FASB ASC Topic 718, based on assumptions described in Note 11 to our audited financial statements included in our 2016 Annual Report on Form 10-K.

2017 Proxy Statement 37

(4)

Represents the full grant date fair value of stock option awards for fiscal years 2014, 2015 and 2016, in accordance with FASB ASC Topic 718, based on assumptions described in Note 11 to our audited financial statements included in our 2016 Annual Report on Form 10-K.

(5)	Represents payouts for performance under Annual Incentive Plan. See page 29 for information on how amounts were determined.

(6)

Amounts shown in this column represent the change in the actuarial present value of each NEO's accumulated benefit under the Pension Plan for the specified year, plus the amount of any payments made to or on behalf of the NEO during the last fiscal year. Although the Pension Plan was frozen effective April 1, 2009, the actuarial present value of each NEO’s benefit under the plan is subject to change, largely due to the passage of time and changes in the discount rate used to value the Pension Plan's liabilities. Note further that the plan was terminated effective July 30, 2014 and all of the plan’s liabilities were settled, either via lump sum payout or purchase of a group annuity contract in the third quarter of 2015. As a result, the actuarial present value of each NEO’s benefit under the plan is now $0. There are no above-market or preferential earnings in the Supplemental Plan or the SERP. See the 2016 Nonqualified Deferred Compensation Table for more information.

(7)	The amounts shown are detailed in the supplemental “All Other Compensation” table below.

(8)	Ms. Sethna became CFO effective March 31, 2016.

(9)	Mr. Franklin retired from his position as CFO effective March 31, 2016.

2016 All Other Compensation Table

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above. For additional information regarding perquisites and health and welfare programs, refer to page 33.

NEO	401(k) Plan Company Matching Contributions ($)	Supplemental Plan Company Matching Contributions ($)	Miscellaneous ($)	Total All Other Compensation ($)
David W. Heinzmann	$29,150	$52,156	$13,860(1)	$95,166
Gordon Hunter	$15,900	$23,705	$50,098(2)	$89,703
Meenal A. Sethna	$15,900	$11,722	$19,889(3)	$47,510
Ryan K. Stafford	$15,900	$23,152	$19,201(4)	$58,252
Michael P. Rutz	$15,900	$17,512	$18,259(5)	$51,670
Philip G. Franklin	$10,600	$12,615	$20,535(6)	$43,750

(1)	The amount reported for Mr. Heinzmann includes the cost of tax and financial planning, and life and AD&D insurance.

(2)

The amount reported for Mr. Hunter includes the cost of: spouse travel for industry events ($5,042); personal use of a Company vehicle, including maintenance, fuel and upkeep ($18,154); life and AD&D insurance ($1,356); partial reimbursement of health club membership dues generally available to U.S. employees ($400); executive physical ($5,360); tax and financial planning ($15,000); and club membership dues ($4,785).

2017 Proxy Statement 38

(3)

The amount reported for Ms. Sethna includes the cost of partial reimbursement of health club membership dues generally available to U.S. employees, an executive physical, life and AD&D insurance, tax and financial planning, and club membership dues.

(4)	The amount reported for Mr. Stafford includes the cost of an executive physical, life and AD&D insurance, and tax and financial planning.

(5)	The amount reported for Mr. Rutz includes the cost of an executive physical, life and AD&D insurance, and tax and financial planning.

(6)	The amount reported for Mr. Franklin includes the cost of an executive physical, life and AD&D insurance, tax and financial planning, and club membership dues.

Grants of Plan-Based Awards in 2016

The following table sets forth plan-based awards granted to our NEOs in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards:		All Other Option Awards:	Exercise	Grant Date Fair
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)		Number of Securities Underlying Options (#)(1)	or Base Price of Option Awards ($/sh)(2)	Value of Stock and Option Awards (3)
David W.	RSUs	4/22/16	-	-	-	4,755	(5)	-	-	$560,424
Heinzmann	Options	4/22/16	-	-	-	-		17,004	$120.15	$443,124
	Annual Cash (4)	-	$210,000	$420,000	$840,000	-		-	-	-
Gordon	RSUs	4/22/16	-	-	-	10,087	(5)	-	-	$1,188,854
Hunter	Options	4/22/16	-	-	-	-		36,074	$120.15	$940,088
	Annual Cash (4)	-	$391,370	$782,740	$1,565,481	-		-	-	-
Meenal A.	RSUs	4/22/16	-	-	-	3,389	(5)	-	-	$399,428
Sethna	RSUs	7/20/16	-			2,486	(6)	-		$291,459
	Options	4/22/16	-	-	-	-		12,121	$120.15	$315.873
	Annual Cash (4)	-	$131,250	$262,500	$525,000	-		-	-	-
Ryan K.	RSUs	4/22/16	-	-	-	3,006	(5)	-	-	$354.287
Stafford	RSUs	7/20/16	-	-	-	5,594	(6)	-		$655,841
	Options	4/22/16	-	-	-	-		10,750	$120.15	$280,145
	Annual Cash (4)	-	$140,000	$280,000	$560,000	-		-	-	-
Michael P.	RSUs	4/22/16	-	-	-	2,134	(5)	-	-	$251,513
Rutz	Options	4/22/16	-	-	-	-		7,632	$120.15	$198,890
	Annual Cash (4)	-	$108,212	$216,424	$432,847	-		-	-	-
Philip G. Franklin	RSUs	7/31/16	-	-	-	3,499	(7)	-	-	$109,246

(1)

Reflects the award of stock options under the 2016 Long Term Incentive Plan, described on page 32. The underlying option awards typically vest in installments of 33% on each anniversary of the date of grant, such that options are fully exercisable on or after three years from the date of grant.

2017 Proxy Statement 39

(2)	The exercise price shown for individual options is the fair market value of the Company’s common stock on the date of grant (determined as the closing price on that date reported by NASDAQ).

(3)

Represents the full grant date fair value of 2016 awards calculated in accordance with FASB ASC Topic 718, based on assumptions described in Note 11 to our audited financial statements included in our 2016 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock Awards column will ever be realized by the NEOs.

(4)

These amounts represent annual incentive cash awards granted under the 2016 Annual Incentive Plan. The actual 2016 annual incentive cash award achievements were determined by the Compensation Committee and approved by the full Board in January 2017 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Refer to page 29 for additional information concerning these awards.

(5)

Represents the annual 2016 grant of RSUs awarded under the Long-Term Plan that typically vest in installments of 33% on each anniversary of the grant date such that RSUs are fully vested on or after 3 years from the date of grant. Refer to page 32 for additional information concerning these awards.

(6)

Represents special RSU retention awards granted under the Long-Term Plan that vest entirely on the third anniversary of the grant date. Refer to page 33 for additional information concerning these awards.

(7)	Represents the unvested RSUs previously granted on April 25, 2014 and April 24, 2015 that were modified to provide for acceleration of vesting upon retirement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See discussion of information presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in the section titled “Components of Total Compensation” starting on page 28.

2017 Proxy Statement 40

Outstanding Equity Awards at 2016 Fiscal Year-End Table

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2016, other than Mr. Franklin who retired from his position as CFO effective March 31, 2016 and all outstanding unvested equity was accelerated on July 31, 2016, following his service as an advisor to the Company.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David W.	04/27/2012	5,000	0		$63.09	04/27/2019	0	$0
Heinzmann	04/26/2013	11,100	0		$66.68	04/26/2020	0	$0
	01/10/2014	-	-		-	-	2,142	$325,091
	04/25/2014	9,580	4,790	(3)	$94.84	04/25/2021	1,373	$208,380
	04/24/2015	5,887	11,773	(4)	$96.15	04/24/2022	3,093	$469,425
	04/22/2016	0	17,004	(5)	$120.15	04/22/2023	4,755	$721,666
Gordon	04/25/2014	0	12,873	(3)	$94.84	04/25/2021	3,693	$560,487
Hunter	04/24/2015	0	28,973	(4)	$96.15	04/24/2022	7,606	$1,154,363
	04/22/2016	0	36,074	(5)	$120.15	04/22/2023	10,087	$1,530,904
Meenal A.	06/08/2015	1,730	3,458	(6)	$97.00	06/08/2022	798	$121,112
Sethna	04/22/2016	0	12,121	(5)	$120.15	04/22/2023	3,389	$514,349
	07/20/2016	-	-		-	-	2,486	$377,300
Ryan K.	04/25/2014	7,133	3,567	(3)	$94.84	04/25/2021	3,006	$456,221
Stafford	04/24/2015	4,014	8,026	(4)	$96.15	04/24/2022	2,106	$319,628
	04/22/2016	0	10,750	(5)	$120.15	04/22/2023	3,006	$456,221
	07/20/2016	-	-		-	-	5,594	$849,001
Michael P.	02/10/2014	-	-		-	-	835	$126,728
Rutz	04/25/2014	4,833	2,417	(3)	$94.84	04/25/2021	693	$105,177
	04/24/2015	2,714	5,426	(4)	$96.15	04/24/2022	1,426	$216,424
	04/22/2016	0	7,632	(5)	$120.15	04/22/2023	2,134	$323,877

(1)	The exercise price shown for individual optionees is the fair market value of the Company’s common stock on the date of grant (determined based on the closing price on that date reported by NASDAQ).

(2)

Values are based on the closing stock price of $151.77 per share of our common stock on the NASDAQ on December 30, 2016, the last trading day of fiscal year 2016. There is no assurance that, if or when the RSUs vest, they will have this value.

(3)	Options vest annually in installments of 33% beginning April 25, 2015, such that the options are fully exercisable on or after three years from the date of grant.

(4)	Options vest annually in installments of 33% beginning April 24, 2016, such that the options are fully exercisable on or after three years from the date of grant.

(5)	Options vest annually in installments of 33% beginning April 22, 2017, such that the options are fully exercisable on or after three years from the date of grant.

(6)	Options vest annually in installments of 33% beginning June 8, 2016, such that the options are fully exercisable on or after three years from the date of grant.

Narrative disclosures of the compensation awarded to our NEOs as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table are included on pages –28 - 36 of the Compensation Discussion and Analysis.

2017 Proxy Statement 41

Options Exercises and Stock Vested in 2016 Table

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David W. Heinzmann	9,400	$604,010	3,930	(3)	$472,042
Gordon Hunter	54,001	$1,999,790	11,240	(4)	$1,350,972
Meenal A. Sethna	-	-	400	(5)	$47,596
Ryan K. Stafford	25,500	$1,695,299	3,260	(6)	$391,949
Michael P. Rutz	-	-	1,407	(7)	$168,538
Philip G. Franklin	59,430	$3,470,614	7,823	(8)	$958,879

(1)	Value Realized on Exercise represents the difference between exercise price and market price at the time of exercise, excluding any tax obligation in connection with such exercises.

(2)	Determined based on the closing price of the Company common stock on the vesting dates, excluding tax obligations incurred in connection with such vesting.

(3)

Represents 33% installment vesting of RSU award granted on April 26, 2013, April 25, 2014 and April 24, 2015. Number of shares includes 1,303 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 26, 2016, April 25, 2016 and April 24, 2016.

(4)

Represents 33% installment vesting of RSU award granted on April 26, 2013, April 25, 2014 and April 24, 2015. Number of shares includes 5,137 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 26, 2016, April 25, 2016 and April 24, 2016.

(5)

Represents 33% installment vesting of RSU award granted on June 8, 2015. Number of shares includes 124 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on June 8, 2016.

(6)

Represents 33% installment vesting of RSU award granted on April 26, 2013, April 25, 2014 and April 24, 2015. Number of shares includes 1,491 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 26, 2016, April 25, 2016 and April 24, 2016.

(7)

Represents 33% installment vesting of RSU award granted on April 25, 2014 and April 24, 2015. Number of shares includes 438 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU award on April 25, 2016 and April 24, 2016.

(8)

Represents 33% installment vesting of RSU award granted on April 26, 2013, April 25, 2014 and April 24, 2015. Number of shares includes 3,575 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU award on April 26, 2016, April 25, 2016, April 24, 2016 and July 31, 2016.

2017 Proxy Statement 42

Nonqualified Deferred Compensation

The following table discloses contributions, earnings and balances under the Supplemental Plan and the SERP for each NEO.

2016 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David W. Heinzmann	$36,604	$52,156	$22,315	$0	$313,514
Gordon Hunter	$64,632	$23,705	$461,562	$(4,891,161)	$23,705
Meenal A. Sethna	$18,646	$0	$1,060	$0	$19,706
Ryan K. Stafford	$12,631	$23,152	$12,903	$0	$188,516
Michael P. Rutz	$32,769	$17,512	$13,250	$0	$80,288
Philip G. Franklin	$514,990	$12,615	$135,240	$0	$3,240,318(4)

(1)	Reflects amounts that have been reported in the Salary column of the Summary Compensation Table.

(2)

These amounts reflect Company and matching contributions made under the Supplemental Plan. These amounts were reported in the All Other Compensation column of the Summary Compensation Table for 2016. These amounts include contributions that are attributable to the 2016 fiscal year but that were made in 2017 after the end of the 2016 fiscal year.

(3)

These amounts represent interest earnings/losses credited to each NEO’s account in the Supplemental Plan. Interest earnings/losses credited to these accounts are derived from the actual returns on the same investment options that are available under the 401(k) Plan, and the allocation the executives make amongst those qualified plan investment options. Given that these investment options are available to all employees participating in the non-discriminatory, tax-qualified 401(k) Plan, the interest earnings credited to the Supplemental Plan are not considered to be above market and, thus, do not need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

For Mr. Franklin, this also includes interest earnings credited to his SERP account. Interest earnings were credited in 2016 to this account at a rate of 1.91% per annum. None of the interest earnings credited in 2016 were in excess of the amount of interest earnings that would have been credited in 2016 had the interest crediting rate been equal to 120% of the long-term, annual applicable federal rate published by the Internal Revenue Service for December 2016 (2.72%). As such, none of the interest earnings credited to Mr. Franklin’s SERP account in 2016 are required to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(4)

This amount includes a SERP account balance of $1,851,671, which is comprised of no contribution by Mr. Franklin, $1,190,604 of Company contributions and $661,067 of interest earnings. The amounts reported as compensation for Mr. Franklin in the All Other Compensation column and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table for 2016 are both $0. As of 2016 fiscal year-end, Mr. Franklin is 100% vested in his SERP account balance.

2017 Proxy Statement 43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination of Employment Generally

As further described below, we have not entered into any employment agreements with our NEOs, other than Mr. Hunter. We have entered into a change in control agreement with each NEO and each NEO is entitled to receive certain payments and benefits upon termination of employment pursuant to (i) the Long-Term Incentive Plan, (ii) Individual Award Agreements, (iii) Supplemental Plan provisions, and (iv) SERP provisions.

Long-Term Incentive Plan Termination Provisions

The Long-Term Plan governs equity grants made in years 2010 and later, and under the provisions of the Long-Term Plan, all outstanding (unvested) equity grants shall be cancelled and no longer exercisable on the date of employment termination, unless otherwise provided in an individual award agreement or by approval of the Compensation Committee. Key definitions in our Long-Term Plan, Mr. Hunter’s employment agreement and the individual award agreements are described below.

Disability

For purposes of the Long-Term Plan, “disability” has the same meaning as in the Award Agreements, Mr. Hunter’s employment agreement, and the change in control agreements in effect. Disability is defined as the inability to engage in substantial gainful activity or receipt of income replacement benefits under our (or our subsidiary’s) accident and health plan for at least three months, in either case, because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.

Change in Control

“Change in control” under the Long-Term Plan generally means the first to occur of (1) certain acquisitions by any person becoming the owner of more than 50% of the Company, by vote or by value, (2) certain acquisitions (other than as described in (1)) by any person becoming the owner of 30% or more of the total voting power of Company stock within a 12 month period, (3) replacement of a majority of the Board within a 12 month period by directors whose appointment or election is not previously endorsed by the then majority of the Board, or (4) certain acquisitions of 40% or more of the Company’s assets.

Eligible Retirement

Eligible retirement under the individual award agreements mean the date upon which an employee, having attained an age of not less than 62 and completing five years of employment with us, terminates employment with the Company.

Award Agreement Termination Provisions

In October 2016, the Compensation Committee and full Board approved a prospective amendment to the retirement provisions effective beginning in the 2017 form award agreements for stock options and restricted stock units granted to executive-level employees, including all NEOs. The amended agreements provide that upon eligible retirement both stock options and restricted stock units become immediately vested.

2017 Proxy Statement 44

Stock Options

Stock options granted to the NEOs in 2016 under the Long-Term Plan automatically become fully vested upon the recipient’s termination of employment due to death or “disability,” termination without cause within two years following a “change in control,” or termination without cause on or after “eligible retirement.” Upon any such termination of employment, recipient may exercise his or her vested stock options until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months (or 90 days in some cases) after the date of termination or 12 months in the case of death or the 7th anniversary of the grant date in the case of eligible retirement. Under all other termination of employment events, all unvested stock options are forfeited upon termination and the recipient has three months after termination to exercise his or her stock options which were vested immediately prior to termination (unless the recipient is terminated for cause, in which case the options will no longer be exercisable effective immediately upon the recipient’s termination date).

Restricted Stock Units

RSUs granted to the NEOs in 2016 under the Long-Term Plan that have not vested are generally forfeited upon the recipient’s termination of employment. However, if a recipient terminates employment due to death or “disability,” then a pro rata portion of his or her unvested RSUs may become vested based on the recipient’s prior service with the Company. For awards granted in 2016, if a recipient terminates employment due to “eligible retirement,” then a pro-rata portion of his or her unvested RSUs will vest after his or her “eligible retirement.” Any unvested RSUs will automatically fully vest if an event occurs that constitutes a “change in control.”

Gordon Hunter’s Employment Agreement Termination Provisions

As disclosed on page 24, in connection with Mr. Hunter’s retirement as President and Chief Executive Officer and assumption of the Executive Chairman of the Board role, the Company and Mr. Hunter entered into an Executive Retirement Agreement effective January 1, 2017 through December 31, 2017. Pursuant to the Executive Retirement Agreement, the termination provisions provided in Mr. Hunter’s Amended and Restated Employment Agreement, dated December 31, 2007, and Change of Control Agreement, dated January 1, 2015, remain in full force and effect through December 31, 2017. The termination provisions in Mr. Hunter’s Amended and Restated Employment Agreement and Change in Control Agreement are described below.

If Mr. Hunter’s employment is terminated for cause or if Mr. Hunter terminates his employment other than for good reason, he is entitled to receive his compensation and benefits accrued up to the date of termination. For purposes of the agreement, “cause” means: (1) a willful failure to perform in accordance with the direction of the Board (other than by reason of disability), or gross negligence in the performance, of his material duties and responsibilities to the Company or any of its affiliates; (2) certain breaches of responsibilities under the employment agreement; (3) a conviction of, or the plea of guilty or no contest to, a felony; (4) conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; (5) other conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its affiliates; or (6) a material breach of his employment agreement that remains uncured after 30 days’ written notice by us to Mr. Hunter. For purposes of the agreement, “good reason” means (1) a material breach of the agreement by us not cured within 30 days after written notice by Mr. Hunter to us or (2) without Mr. Hunter’s written consent: (a) any change in title or any material diminution of duties or authority; (b) assignment of duties materially inconsistent with duties in effect on the date of the agreement; (c) any change in the reporting structure of the Company; or (d) any requirement that Mr. Hunter relocate his principal residence as in effect on the effective date of the agreement or office other than at our headquarters offices.

2017 Proxy Statement 45

If Mr. Hunter’s employment terminates due to death or disability, he is entitled to receive his compensation and benefits accrued up to the date of termination, plus his annual incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination.

If Mr. Hunter’s employment is terminated by us other than for cause, or he terminates his employment for good reason, Mr. Hunter is entitled to receive his compensation and benefits accrued up to the date of termination. In addition, provided Mr. Hunter executes (and does not revoke) a release of claims agreement, we will: (1) continue to pay him his base salary during the 12 months following the date of termination at the rate in effect on the date of termination; (2) pay him a severance payment in 12 equal monthly installments equal to his annual incentive bonus at target; (3) if Mr. Hunter elects to exercise his rights under COBRA to continue his Company-sponsored group health and dental plan benefits, subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost for Mr. Hunter and his eligible dependents (provided they are entitled to receive such participation under applicable law and plan terms) for up to 12 months; (4) pay him an incentive bonus for the performance period in which the date of termination occurs, if any, based on actual performance for the entire period but subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination; (5) subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost of Mr. Hunter’s participation in our group life insurance plan (provided he is entitled to continue such participation under applicable law and plan terms) for up to 12 months; and (6) pay up to $25,000 for costs and expenses of outplacement services provided we receive applicable and timely documentation of such costs and expenses. The above payments may be delayed for up to six months to the extent required by Section 409A.

The Amended and Restated Employment Agreement also contains certain covenants, including a confidentiality provision which applies perpetually (except for disclosures required by law or in the performance of his duties), a covenant not to compete with the Company for 12 months following termination of employment, and a covenant not to solicit Company employees or other service providers for 12 months following termination of employment.

The foregoing description of the terms of Mr. Hunter’s Amended and Restated Employment Agreement is qualified in its entirety by reference to the employment agreement as set forth on Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Change of Control Agreements Termination Provisions

Each of our NEOs has entered into a change of control agreement with us, all of which expire on December 31, 2017. If a change of control occurs at any time on or before December 31, 2017, the Company has agreed to continue to retain the services of each of our NEOs and each of them has agreed to remain in our service, for two years after the occurrence of the change of control (the “Service Period”). During the Service Period, the Company will provide them with (i) monthly base salary that is no less than the highest monthly base salary provided to them during the twelve months prior to the change of control, (ii) fringe benefits, reimbursement of business expenses, paid vacation time and office support at levels no less than provided to them during the 120 days prior to the change of control, (iii) annual bonuses that shall be the greater of (a) the average of the NEO’s annual bonus for the three years prior to the change of control and (b) the target bonus amount applicable to the NEO for the fiscal year in which the change of control occurs, and (iv) health and welfare benefits and incentive, paid vacation, savings and retirement opportunities generally no less favorable, in the aggregate, than the plans in effect during the 120 days prior to the change of control or those provided after the change of control to other peer executives of the Company if more favorable.

2017 Proxy Statement 46

In the event that the Company terminates the service of the NEOs during the Service Period other than for cause, death or disability, or if any of them terminate their service for good reason, they will be entitled to the following payments and benefits in addition to certain accrued amounts:

(1)     a lump sum payment equal to two times (three times in the case of Messrs. Hunter and Heinzmann) his or her annual base salary and the greater of: (i) the average of the NEO’s annual bonus for the three years prior to termination from service and (ii) the target bonus amount applicable to the NEO for the fiscal year in which the termination occurs;

(2)     a pro-rata amount equal to the greatest of such NEO’s (i) target annual bonus for the fiscal year in which the termination occurs, (ii) annual bonus for the year in which the termination occurs based on performance through the termination date, and (iii) average annual bonus for the last three fiscal years for the three years prior to the termination date;

(3)     during the two years following termination, reimbursement of the premium cost in excess of the normal active employee rate for his or her peer group to continue group medical benefits under COBRA (or reimbursements of excess individual insurance policy costs, if COBRA is not available) plus any tax gross-up attributable to this amount;

(4)     for a period of up to two years after termination, or until the NEO accepts employment with any third party if earlier, reasonable outplacement services to the NEO;

(5)     any option or right granted to the NEO under any of our equity-based plans will be exercisable by the NEO until the earlier of the date on which the option or right terminates in accordance with the terms of its grant or the expiration of 12 months after the date of termination; and

(6)     the payment or provision of other amounts or benefits required to be paid under any of our plans, programs, policies, practices, contracts or agreements.

In addition to the above additional benefits and payments, the NEO will no longer be bound by any non-compete agreements.

For purposes of the change in control agreements, “cause” means (i) the willful and continued failure by the NEO to substantially perform his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes that the NEO has not substantially performed his duties and such failure is not cured within 60 calendar days after receipt of such written demand or (ii) the willful engagement by the NEO in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

“Good reason” means (i) the NEO is not elected to, or is removed from, any elected office that the NEO held immediately prior to a change of control, (ii) the assignment to the NEO of any duties materially inconsistent in any respect with the NEO’s position, authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than isolated, insubstantial and inadvertent actions not occurring in bad faith which are remedied, (iii) any failure by the Company to comply with any of the provisions of the change of control agreement other than certain isolated, insubstantial and inadvertent failures not occurring in bad faith which are remedied, (iv) requiring the NEO to travel on business to a substantially greater extent than required immediately prior to the change of control, or (v) any purported termination of the NEO’s service other than as expressly permitted under the agreements, in all cases provided the NEO provides at least 90 days’ notice and allows the Company at least 30 days to cure.

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If the NEO’s service is terminated by reason of his death or disability during the Service Period, in addition to any accrued amounts due to the NEO for services prior to separation, the Company will pay to the NEO or his or her legal representative (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years prior to the termination date, plus (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. These other benefits include, in the case of death, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives and, in the case of disability, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled NEOs and/or their families.

If the NEO is terminated voluntarily without good reason during the Service Period, the Company will pay to the NEO any accrued amounts due to the NEO for services prior to termination, plus (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years for the three years prior to the termination date, and (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. If the NEO is terminated for cause during the Service Period, the Company will pay to the NEO any accrued but unpaid base salary due to the NEO for services prior to termination, plus any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.

The foregoing descriptions of the change of control agreements are qualified in their entirety by reference to the agreements, the locations of which are set forth in the exhibit index of our Annual Report on Form 10-K for our 2016 fiscal year ended December 31, 2016.

Supplemental Plan Termination Provisions

Supplemental Plan account balances are at all times 100% vested, and each U.S. NEO is entitled to receive his or her Supplemental Plan account balance upon termination of employment, or if elected either (i) age 59½ or (ii) age 65 or the later of five years of service. The benefit is paid in a lump sum or installments over five years, as elected by the NEO. For purposes of the Payments Upon Termination or Change in Control table below we have assumed that the account balances of the NEOs will be paid on termination of employment in a lump sum, although the NEO could have elected a different distribution date and form of payment in accordance with the plan.

SERP Termination Provisions

As of January 2, 2016, Mr. Franklin was the only NEO eligible to participate in the SERP and his SERP benefit was fully vested. We terminated the SERP effective as of December 31, 2009, so no other NEO will become a participant in the future. In connection with Mr. Franklin’s retirement, he received a SERP lump sum benefit payment of $1,854,618.

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Potential Payments Upon Termination or Change in Control

Upon the termination of employment of a NEO, they may be entitled to additional benefits or payments beyond those provided under our benefit plans, depending on the event triggering the termination. The events that would trigger a NEO’s entitlement to additional benefits or payments, and the estimated value of these additional benefits or payments, are described in the following table. The table has been prepared assuming a termination date and, where applicable, a change of control date, of December 30, 2016, the last business day of our 2016 fiscal year, and a stock price of $151.77 per share, which was the closing price of our common stock on such date.

Name	Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause (1)	Resignation for Good Reason or Involuntary Termination other than for Cause within 2 years of a Change of Control (2)	Death (3)	Disability (4)	Voluntary Resignation without Good Reason or Retirement (5)	Termination for Cause (6)
David W. Heinzmann	$313,514	$5,400,789	$3,550,137	$2,550,137	$313,514	$313,514
Gordon Hunter	$7,034,694	$13,467,966	$6,806,910	$5,806,910	$4,233,404	$23,705
Meenal A. Sethna	$19,706	$3,348,693	$1,789,212	$789,212	$19,706	$19,706
Ryan K. Stafford	$188,516	$4,569,751	$2,874,227	$1,874,227	$188,516	$188,516
Michael P. Rutz	$80,288	$3,086,270	$2,094,444	$1,094,444	$80,288	$80,288

(1)

For NEOs other than Mr. Hunter, this amount represents the value of each NEO’s Supplemental Plan account balance. For Mr. Hunter, this amount represents (i) one year of base salary, (ii) AIP target bonus, (iii) the cost of one year of continued coverage under our group health and dental plans, (iv) 2016 AIP bonus, (v) the cost of one year of continued coverage under our group life insurance plan, (vi) the cost of outplacement services, (vii) the value of all unvested stock options which vest upon termination, (viii) the value of a pro-rata portion of any unvested RSUs which vest upon termination, and (ix) the value of his Supplemental Plan account balance.

(2)

This amount represents (i) two years of annual base salary (three years for Mr. Hunter), (ii) two times (three times for Mr. Hunter) the greater of the average AIP bonuses for the previous three years and the AIP target bonus for 2016, (iii) an amount equal to the greatest of the average AIP bonuses for three years, the AIP target bonus for 2016, and the AIP bonus for 2016 based on performance, (iv) the cost of two years of continued coverage under our group health and dental plans, and (v) the cost of outplacement services for two years, assuming the value of this benefit is 15% of the NEO’s annual base salary. In addition, this amount includes the value of all unvested stock options and all unvested RSUs which vest upon termination, and the value of the NEO’s Supplemental Plan account balance. If the change of control and severance payments and benefits are above the threshold which triggers an excise tax under Section 280G of the Code, either the severance is reduced to the amount such that the excise tax is avoided or the full severance is paid with the excise tax imposed, whichever is more favorable to the executive on an after-tax basis.

(3)

This amount represents (i) life insurance coverage equal to the lesser of three times the executive’s annual base salary and $1,000,000, (ii) the value of all unvested stock options which vest upon termination, (iii) the value of a pro-rata portion of all unvested RSUs which vest upon termination, and (iv) the NEO’s Supplemental Plan account balance. Mr. Hunter would also be entitled to a pro-rata portion of his AIP bonus for the year of his death.

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(4)

This amount represents (i) the value of all unvested stock options, (ii) the value of a pro-rata portion of all unvested RSUs, and (iii) the NEO’s Supplemental Plan account balance. Mr. Hunter would also be entitled to a pro-rata portion of his AIP bonus for the year of his disability.

(5)

For NEOs other than Mr. Hunter, who is the only NEO that meets the criteria for an eligible retirement, this amount represents the value of each NEO’s Supplemental Plan account balance. For Mr. Hunter this amount includes (i) the value of all unvested stock options and (ii) the value of a pro-rata portion of any unvested RSUs.

(6)	This amount represents the value of each NEO’s Supplemental Plan account balance.

Mr. Franklin retired from his position as CFO effective March 31, 2016, and was employed as an advisor to the Company through July 31, 2016. In connection with his retirement, he received $4,093,716. This amount represents (1) the value of Mr. Franklin’s Supplemental Plan account as of July 31, 2016 ($1,365,124), (2) the value of the SERP as of July 31, 2016 ($1,837,211), (3) the value of all unvested stock options under the Long-Term Plan that fully vested upon his retirement ($413,805), and (4) the value of unvested RSUs that were accelerated upon his retirement ($477,576). The value of Mr. Franklin’s stock options and RSUs are based on a stock price of $125.02 per share on July 31, 2016.

COMPENSATION PLAN INFORMATION

Information about our equity compensation plans that were either approved or not approved by our stockholders as of December 31, 2016, is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants, and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	563,481	$98.65	390,745
Equity compensation plans not approved by security holders	-	-	-
Total	563,481	$98.65	390,745

(1)	Includes 207,297 shares reserved for issuance upon vesting of outstanding restricted stock units and 356,184 outstanding stock options granted under the Littelfuse, Inc. Long-Term Incentive Plan.

(2)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.

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PROPOSAL NO. 4 - AMENDED AND RESTATED LITTELFUSE, INC. LONG TERM INCENTIVE PLAN

Introduction

Our Littelfuse, Inc. Long Term Incentive Plan (the “Long-Term Plan”) was originally adopted by the Board of Directors on February 4, 2010, and approved by the Company’s stockholders on April 30, 2010. The Long-Term Plan was subsequently amended in 2012 to update tax withholding language. On March 9, 2017, the Board approved the Amended and Restated Long-Term Plan described in this proposal (the "Amended and Restated Plan"), subject to stockholder approval, to be effective as of April 28, 2017. The Amended and Restated Plan will be effective on the date of stockholder approval and after that date will apply to all awards made under the Amended and Restated Plan before, on or after that date. If approved, the additional shares being requested under the Amended and Restated Plan will be registered under the Securities Act of 1933. If our stockholders do not approve the Amended and Restated Plan, the present version of the Long-Term Plan will continue as currently in effect.

A copy of the Amended and Restated Plan is attached as Appendix A to this Proxy Statement. The proposed changes included in the Amended and Restated Plan are summarized below under the heading “Summary of Changes to the Long-Term Plan.” The material terms of the Amended and Restated Plan, assuming the approval of this proposal by our stockholders, are summarized below under the heading “Description of the Amended and Restated Plan.”

The Board believes the approval of the Amended and Restated Plan is advisable and in the best interests of the Company and its stockholders because it assists in attracting and retaining employees, directors and consultants of the Company and its affiliates, motivates such individuals by means of performance-related incentives to achieve long-range performance goals, and enables such individuals to participate in the long-term growth and financial success of the Company.

The Board recommends that you vote FOR the

Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan.

Summary of Changes to the Long-Term Plan

The Amended and Restated Plan is substantially identical to the Long-Term Plan that was previously approved by stockholders on April 30, 2010, with the following exceptions:

●

Increase in Authorized Shares. The number of shares authorized for issuance under the Long-Term Plan is being increased by 1,050,000 shares, from 1,200,000 to 2,250,000, which does not include 614,248 shares that had been reserved but unissued under prior plans that were superseded and replaced by the Long-Term Plan when it was adopted in 2010. As of March 1, 2017, approximately 369,062 shares remained available for future issuance under the Long-Term Plan, and 576,323 shares were subject to outstanding awards under the Long-Term Plan. The awards outstanding as of such date consisted of 346,047 shares subject to stock options, with a weighted average exercise price of $100.01, and 230,276 shares underlying restricted stock units. Because we only have approximately 369,062 shares available for future issuance under the Long-Term Plan, we believe that an increase in the number of shares of our common stock authorized for issuance under the Long-Term Plan is important to enable the Company to continue to grant equity-based awards. Further, we believe that the increase is consistent with market practices and is important to allow us to continue to attract, motivate, reward, and retain the talent critical to achieving our business goals. This is the first time we have requested stockholder approval for additional share authorization under the Long-Term Plan. Based on the projected rate of share usage, we believe that the 1,050,000 additional shares being requested, together with the shares currently available for issuance, will be sufficient to fund future equity grants to employees and directors over the next five years. The estimated total potential dilution from the Long-Term Plan is 8.8%, which is calculated by dividing (i) the sum of the number of shares subject to outstanding awards (576,323 as of March 1, 2017), the number of shares remaining available for future awards (369,062 as of March 1, 2017), and the number of new shares being requested in this Proposal 4, by (ii) the number of issued and outstanding shares of the Company as of the record date (March 1, 2017).

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●

Minimum 1-Year Vesting. One-year minimum vesting is added for all awards under the Amended and Restated Plan, subject to the discretion of the Compensation Committee to allow a shorter vesting in limited cases not to exceed five percent (5%) of the outstanding shares under the Amended and Restated Plan.

●	Limit on Director Awards. Limit the number of shares that can be awarded under the Amended and Restated Plan to a non-employee director during a calendar year to 50,000 shares

●

Other Changes. Other changes include removal of language that would have allowed our Compensation Committee to modify the definition of a Change in Control in individual award agreements, so that all awards under the Plan will use the same Change in Control definition. In addition, our current practice of requiring net settlement of restricted stock units to satisfy tax withholding obligations is now reflected as a default. Also, as permitted by recent FASB guidance, the amount of tax withholding permitted with respect to any award has increased from the statutory minimum to the maximum marginal rate permitted in the applicable jurisdiction.

Description of the Amended and Restated Plan

The following description of the Amended and Restated Plan is a summary and is qualified in its entirety by reference to the provisions of the Amended and Restated Plan, which is attached as Appendix A to this Proxy Statement.

Administration. The Amended and Restated Plan requires that a committee of non-employee independent outside directors administer the Amended and Restated Plan. Currently, our Compensation Committee, which we refer to in this summary as the Committee, administers the Amended and Restated Plan. Among other powers and duties, the Committee determines the employees who will be eligible to receive awards and establishes the terms and conditions of all awards. Unless prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate its authority and administrative duties under the Amended and Restated Plan and may delegate to an executive officer its authority to grant awards to non-officer employees, subject to certain rules in the Amended and Restated Plan.

Shares Subject to the Amended and Restated Plan. The shares issuable under the Amended and Restated Plan are shares of our common stock that are (i) authorized but unissued or (ii) held in or acquired for the Littelfuse treasury. The total aggregate shares of common stock authorized for issuance during the term of the Amended and Restated Plan is limited to 2.25 million shares, plus the 614,248 shares that had been reserved but unissued under prior plans that were superseded and replaced by the Long-Term Plan when it was adopted in 2010. Approximately 390,745 shares remained available for issuance as of the 2016 fiscal year end. The Committee must equitably adjust awards and the number of shares available under the Amended and Restated Plan in the event of a stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, reclassification or other recapitalization affecting the common stock. Subject to certain limitations, the shares of common stock allocable to the portion of awards granted under the Amended and Restated Plan that have been forfeited, canceled, expired without becoming exercised or terminated and which have not been applied to pay the exercise price or taxes, may again be issued pursuant to new awards under the Amended and Restated Plan.

Types of Awards. There are seven types of awards that may be made under the Amended and Restated Plan including incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares and performance units. Each award is subject to an award agreement approved by the Committee reflecting the terms and conditions of the award. For purposes of awards determined by reference to the fair market value of a share of our common stock, fair market value means the closing price of a share of our common stock on the relevant date, or if there are no sales on such date, on the next preceding day on which there were sales.

Eligibility. Current and future U.S. and non-U.S. employees (including officers) and prospective employees as designated by the Committee (or our CEO pursuant to a delegation) and members of our Board may receive awards under the Amended and Restated Plan. However, only U.S. employees may receive ISOs. As of March 1, 2017, approximately 500 individuals consisting of 9 executive officers, 6 directors who are not executive officers, and approximately 483 employees who are not executive officers are eligible to receive awards under the Amended and Restated Plan. The closing price of Littelfuse common stock on the NASDAQ Global Select Market was $159.12 per share as of March 8, 2017.

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Stock Options. ISOs are options to purchase our common stock that receive tax benefits if they meet the requirements under Code Section 422, and NQSOs are options to purchase our common stock that do not meet those requirements.

Option Grant: Each option award must be evidenced by an award agreement specifying the option exercise price, the term of the option, the number of shares of our common stock subject to the option, and such other provisions as the Committee determines, and which are not inconsistent with the terms of the Amended and Restated Plan (which need not be the same for each award or for each recipient). The award agreement must also specify whether the option is to be treated as an ISO within the meaning of Code Section 422. Options not designated as ISOs are considered to be NQSOs.

Exercise of Options: Options granted under the Amended and Restated Plan are exercisable at such times as set forth in an award agreement. The exercise price of each option must be at least 100% of the fair market value of a share of our common stock on the date of grant. The exercise price of each ISO to any individual who owns more than 10% of the voting power of our stock must be at least 110% of the fair market value of a share of our common stock on the date of grant. The fair market value of shares with respect to which ISOs are exercisable for the first time by any individual during any one calendar year is limited to $100,000, and any ISOs that become exercisable in excess of that amount are deemed NQSOs.

Payment of Exercise Price: The exercise price is payable in cash, by tendering shares of our common stock (which have been held for any minimum period needed to avoid adverse impacts for our financial reporting purposes), or, if permitted by the Committee or where it would not trigger a charge to our earnings for financial reporting purposes, by withholding shares that would be acquired on exercise, tendering other awards payable under the Amended and Restated Plan, or broker-assisted cashless exercise (if permitted by all applicable laws and regulations). Options are exercisable at such times and subject to the conditions, restrictions and contingencies specified by the Committee.

Option Term: The maximum term of any option is ten years from the date of grant. With respect to ISOs granted to an individual who owns 10% of the voting power of our stock, the maximum term is 5 years from the date of grant.

Stock Appreciation Rights. Each SAR represents the right to receive a payment in an amount equal to the increase in the fair market value of a share of our common stock on the date the recipient exercises the award over the fair market value of a share of our common stock at the date the award is granted (the “base price”). The Committee will determine, in its sole discretion, the number of SARs granted to any individual under the Amended and Restated Plan and any terms and conditions pertaining to the awards.

SARs Grant: Each award of SARs must be evidenced by an award agreement specifying the base price, the term of the SAR, and such other provisions as the Committee determines, and which are not inconsistent with the terms of the Amended and Restated Plan (which need not be the same for each award or for each recipient).

Base Price of SAR: The base price of each SAR granted under the Amended and Restated Plan must be at least equal to the fair market value of a share of our common stock on the date of grant.

Settlement of SARs: SARs granted under the Amended and Restated Plan are exercisable (“settled”) at such times as set forth in an award agreement. Following exercise of a SAR, a participant is entitled to receive payment in an amount determined by multiplying: (a) the excess of the fair market value of a share on the date of exercise over the base price per share; by (b) the number of shares with respect to which the SAR is exercised. Payment to settle SARs may be in cash, shares of common stock, or a combination of cash and shares, as determined by the Committee. The Committee may provide a maximum dollar limit on the total payment due under a SAR.

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SAR Term: The maximum term of any SAR is ten years from the date of grant.

Restricted Stock and Restricted Stock Units. An award of restricted stock is a grant of shares of our common stock subject to restrictions specified by the Committee that generally lapse upon vesting. Each RSU awarded entitles the recipient to receive, upon vesting of the award, one share of our common stock or cash in an amount equal to the fair market value of one share of our common stock on the date of vesting (or a combination of cash and shares, in the Committee’s discretion). Each award of restricted stock or RSUs must be evidenced by an award agreement that specifies the period of restriction for restricted stock or the vesting period for RSUs, the number of shares of restricted stock or RSUs granted, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms of the Amended and Restated Plan (which need not be the same for each award or for each recipient). Unless otherwise provided in the award agreement, a recipient of a restricted stock or RSU award has no stockholder rights, such as voting or cash dividend rights, until vesting of the RSU or restricted stock and the recipient has become the shareholder of record for the shares of our common stock, if any.

Performance Units and Performance Shares. Each performance share represents the recipient’s right to receive one share of our common stock, upon achievement of performance goals established by the Committee. Each performance unit entitles the recipient to receive a cash payment equal to the value of the performance unit, as determined by the Committee on the grant date, upon achievement of the performance goals established by the Committee. Recipients of performance shares or performance units earn the right to receive payment based on their achievement of the applicable performance goals during the performance period, as determined by the Committee.

Grant of Performance Award: Each award of performance units or performance shares must be evidenced by an award agreement that specifies the initial value of the award, the performance goals and the performance period, and such other provisions as the Committee determines, and which are not inconsistent with the terms of the Amended and Restated Plan.

Stockholder/Dividend Rights: Unless otherwise provided in the award agreement, a recipient of performance shares or performance units has no stockholder rights, such as voting or cash dividend rights, until the award has vested and the recipient has become the stockholder of record for the shares of our common stock, if any.

Performance Goals. Awards granted to “covered employees” (as such term is defined in the regulations promulgated under Code Section 162(m)) under the Amended and Restated Plan may, in the Committee’s discretion, be designed to qualify as performance-based compensation under Code Section 162(m). Performance goals under the Amended and Restated Plan are based on performance measures, which may include any of the following: revenue; primary or fully-diluted earnings per share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; operating income; cash flow from operations; total cash flow; return on equity; return on capital; return on assets; net operating profits after taxes; economic value added; capital expenditures; expense levels; stock price; debt levels; market share; total stockholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to Littelfuse or its business; or any combination thereof. In addition, the performance goals may be based in whole or in part upon the performance of Littelfuse and/or one or more of its affiliates, one or more of its divisions or units or, in such a case, any combination of the foregoing, on a consolidated or nonconsolidated basis, under one or more of these performance measures. These performance measures may be changed only if the Committee proposes a change for stockholder vote and stockholders approve a change. The performance goals that apply to any performance unit or performance share award must be established in writing by the Committee in the applicable award agreement. The Committee must certify attainment of these goals before any payout or vesting may be determined, and has the ability to adjust its determinations to decrease (but not increase) the payment under the award. If applicable tax and/or securities laws change to permit Committee sole discretion to alter the performance goals without obtaining stockholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining stockholder approval.

Limitations on Awards. The maximum number of shares that may be awarded pursuant to options, restricted stock, RSUs, and performance units and shares under the Amended and Restated Plan to any “covered employee,” as such term is defined in the regulations promulgated under Code Section 162(m), in any one calendar year is limited to 200,000 shares of our common stock. In addition, in any one calendar year, a “covered employee” may not receive a cash amount payable under the Amended and Restated Plan greater than $3,000,000. The maximum number of shares that may be awarded pursuant to any award under the Amended and Restated Plan during any calendar year to any non-employee member of our Board is limited to 50,000.

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Vesting and Forfeiture. The Committee determines the time and conditions under which the award will vest or the period of restriction will lapse as part of making an award; provided that any time based vesting must be at least one (1) year, except in limited cases (not to exceed 5% of outstanding awards) approved by the Compensation Committee. Vesting or the lapse of the period of restriction may, in the Committee’s discretion, be based solely upon continued employment or service for a specified period of time, or may be based upon the achievement of specific performance goals (company-wide, subsidiary-wide, divisional, and/or individual), or both. Vesting means the time at which an option or SAR holder may exercise his or her award, the end of the period of restriction with respect to restricted stock or RSUs, or the time at which the recipient of performance units or performance shares has satisfied the requirements to receive payment of the award (which can be no less than one year). Vesting or lapse provisions need not be uniform among awards granted at the same time or to persons similarly-situated. Vesting and lapse requirements will be set forth in the applicable award agreement. The Committee, in its discretion, may accelerate vesting of any award at any time. When a participant terminates employment or service with us, all unvested awards are forfeited unless otherwise provided by the Committee.

Extension Exercise Period. The Committee, in its discretion, may extend the period of time for which an option or SAR is to remain exercisable following a termination of service, but in no event beyond the expiration of the option or SAR.

Prohibition on Repricing. Except as required or permitted pursuant to a recapitalization or reorganization, in no event will the Committee amend an option or SAR to reduce the exercise or base price below the fair market value of the award on the date of grant or grant an option or SAR in exchange for the cancellation or surrender of an option or SAR with a higher per share exercise or base price.

Limits on Transfers of Awards/Beneficiary Designation. All awards are exercisable only by the participant during the participant’s lifetime, and are transferable only by will or by the laws of descent and distribution; provided, however, that the Committee may permit a transfer of an award, other than an ISO, to a family member of an individual, subject to such restrictions as the Committee may provide. Participants may designate a beneficiary or beneficiaries to receive their benefits under the Amended and Restated Plan if they die before receiving any or all of such benefit.

Deferrals. At the Committee’s discretion, cash or shares payable upon the satisfaction of any requirements with respect to RSUs, performance units, or performance shares may be deferred. Shares or cash payable upon the exercise of stock options or SARs or the vesting of restricted stock may not be deferred. Any deferrals must be timely elected to comply with policies and procedures established by the Committee and the requirements of Code Section 409A.

Recapitalization. Upon a recapitalization, the Committee must adjust the number and kind of shares issuable and maximum limits for each type of award, adjust the number and kind of shares subject to outstanding awards, adjust the exercise or base price of outstanding options or SARs, and make any other equitable adjustments as needed to prevent dilution or enlargement of rights of awards.

Reorganization. Upon a reorganization, the Committee may decide that awards will apply to securities of the resulting corporation (with appropriate adjustment as determined by the Committee), that some or all options and/or SARs will be immediately exercisable (to the extent permitted under federal or state securities laws), that options and/or SARs will be immediately exercisable and terminate after at least 30 days’ notice to holders (to the extent permitted under federal or state securities laws), and/or that some or all awards of restricted stock or RSUs will become immediately fully vested.

Amendment and Termination. Our Board may amend, suspend or terminate the Amended and Restated Plan and any award agreement at any time, without the consent of stockholders or participants; provided, however, that any amendment to the Amended and Restated Plan must be submitted to the Corporation’s stockholders for approval if stockholder approval is required by applicable law. However, no amendment or termination may materially and adversely affect the rights of holders of outstanding awards without their consent unless necessary to comply with applicable law.

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Federal Income Tax Consequences

The following summary of the federal income tax consequences relating to the Amended and Restated Plan is based on present U.S. federal tax laws and regulations. We cannot assure you that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside.

Incentive Stock Options. An employee participant will generally have no tax consequences when he or she receives the grant of an ISO. In most cases, an employee participant also will not have income tax consequences when he or she exercises an ISO. An employee participant may have income tax consequences when exercising an ISO if the aggregate fair market value of the shares of the common stock subject to the ISO that first become exercisable in any one calendar year exceeds $100,000. If this occurs, the excess shares (the number of shares the fair market value of which exceeds $100,000 in the year first exercisable) will be treated as though they are NQSOs instead of ISOs. Additionally, subject to certain exceptions for death or disability, if an employee participant exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO. Any shares recharacterized as NQSOs will have the tax consequences described below with respect to the exercise of NQSOs.

An employee participant recognizes income when selling or exchanging the shares acquired from the exercise of an ISO in the amount of the difference between the fair market value at the time of the sale or exchange and the exercise price the participant paid for those shares. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the required holding periods expire two years after the date of grant of the ISO and one year after the date the common stock is acquired by the exercise of the ISO. Further, the amount by which the fair market value of a share of the common stock at the time of exercise of the ISO exceeds the exercise price will likely be included in determining a participant’s alternative minimum taxable income and may cause the participant to incur an alternative minimum tax liability in the year of exercise.

If an employee participant disposes of the common stock acquired by exercising an ISO before the holding periods expire, the participant will recognize compensation income. The amount of income will equal the difference between the option exercise price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates and be subject to employment taxes. If the sale price of the shares is greater than the fair market value on the date of exercise, the participant will recognize the difference as gain and will be taxed at the applicable capital gains rate. If the sale price of the shares is less than the exercise price, the participant will recognize a capital loss equal to the excess of the exercise price over the sale price.

Using shares acquired by exercising an ISO to pay the exercise price of another option (whether or not it is an ISO) will be considered a disposition of the shares for federal tax purposes. If this disposition occurs before the expiration of the required holding periods, the employee optionholder will have the same tax consequences as are described in the preceding paragraph. If the option holder transfers any of these shares after holding them for the required holding periods or transfers shares acquired by exercising an NQSO or on the open market, he or she generally will not recognize any income upon exercise. Whether or not the transferred shares were acquired by exercising an ISO and regardless of how long the option holder has held those shares, the basis of the new shares received from the exercise will be calculated in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option’s exercise) is considered exchanged under Code Section 1036 and the related rulings; and these new shares receive the same holding period and the same basis the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder’s holding period with respect to such shares commences upon exercise.

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There will be no tax consequences to Littelfuse when it grants an ISO or, generally, when an employee participant exercises an ISO. However, to the extent that an option holder recognizes ordinary income when he or she exercises, as described above, Littelfuse generally will have a tax deduction in the same amount and at the same time.

Nonqualified Stock Options. A participant generally has no income tax consequences from the grant of NQSOs. In the tax year when the participant exercises the NQSO, he or she recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price for the shares, and that amount will be subject to employment taxes.

If a participant exercises a NQSO by paying the exercise price with previously acquired common stock, he or she will have federal income tax consequences (relative to the new shares received) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Code Section 1036 and related rulings, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the participant recognizes income on those new shares equal to their fair market value less any non-stock consideration tendered. The new shares equal to the number of the old shares tendered will have the same basis the participant had in the old shares and the holding period with respect to the tendered older shares will apply to the new shares. The excess new shares received will have a basis equal to the amount of income recognized on exercise, increased by any non-stock consideration tendered. The holding period begins on the exercise of the option.

The gain, if any, realized at the later disposition of the common stock will either be short- or long-term capital gain, depending on the holding period.

There will be no tax consequences to Littelfuse when granting a NQSO. Littelfuse generally will have a tax deduction in the same amount and at the same time as the ordinary income recognized by the participant.

Stock Appreciation Rights. Neither the participant nor Littelfuse has income tax consequences from the issuance of a SAR. The participant recognizes taxable income at the time the SAR is exercised in an amount equal to the amount by which the cash and/or the fair market value of the shares of the common stock received upon that exercise exceeds the base price. The income recognized on exercise of a SAR will be taxable at ordinary income tax rates and be subject to employment taxes. Littelfuse generally will be entitled to a tax deduction with respect to the exercise of a SAR in the same amount and at the same time as the ordinary income recognized by the participant.

Restricted Stock. A holder of restricted stock will not recognize income at the time of the award, unless he or she specifically makes an election to do so under Code Section 83(b) within thirty days of such award. Unless the holder has made such an election, he or she will realize ordinary income and be subject to employment taxes in an amount equal to the fair market value of the shares on the date the restrictions on the shares lapse, reduced by the amount, if any, he or she paid for such stock. Littelfuse will generally be entitled to a corresponding deduction in the same amount and at the same time as the holder recognizes ordinary income. Upon the otherwise taxable disposition of the shares awarded after ordinary income has been recognized, the holder will realize a capital gain or loss (which will be long-term or short-term depending upon how long the shares are held after the restrictions lapse).

If the holder made a timely election under Code Section 83(b), he or she will recognize ordinary income for the taxable year in which an award of restricted stock is received in an amount equal to the fair market value of all shares of restricted stock awarded (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, if such an election was made, the holder will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Littelfuse will generally be entitled to a tax deduction in the same amount and at the same time as the ordinary income recognized by the participant.

Restricted Stock Units. A holder of RSUs generally will not recognize income at the time of the award. Upon vesting and delivery of the cash or shares due upon settlement of an RSU, a holder will generally realize ordinary income and be subject to employment taxes in an amount equal to the fair market value of the shares distributed. Littelfuse will generally be entitled to a tax deduction in the same amount and at the same time as the holder recognizes income. When the holder later disposes of his or her shares, the difference between the amount realized on sale and the amount recognized by the holder upon settlement of the RSU will be a capital gain or loss (which will be long-term or short-term depending upon how long the shares are held).

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Performance Shares. A holder of a performance share will generally recognize ordinary income and be subject to employment taxes in the year of vesting and payment of shares for performance under the Amended and Restated Plan. Similarly, Littelfuse will generally be entitled to a tax deduction in the same amount and at the same time as the holder recognizes income.

Performance Units. A holder of a performance unit will generally recognize ordinary income and be subject to employment taxes in the year of vesting and cash payment for performance under the Amended and Restated Plan. Similarly, Littelfuse will be entitled to recognize a tax deduction in the same amount and at the same time as the holder recognizes income.

Limitation on Company Deductions. No federal income tax deduction is allowed for Littelfuse for any compensation paid to a “covered employee” in any taxable year of Littelfuse to the extent that his or her compensation exceeds $1,000,000. For this purpose, “covered employees” are generally our Chief Executive Officer and the three other most highly compensated officers other than our Chief Financial Officer for the taxable year, and the term “compensation” generally includes amounts includable in gross income as a result of the exercise of stock options or SARs, payments pursuant to RSUs, performance shares or units, or the receipt of restricted stock. This deduction limitation, however, does not apply to compensation that is commission-based compensation, performance-based compensation, or compensation not includable in the employee’s gross income. Awards under the Amended and Restated Plan that are made to participants who are “covered employees” may be designed by the Committee to meet the requirements of the performance-based compensation exception under Code Section 162(m). The Committee intends to administer the Amended and Restated Plan in a manner that maximizes Littelfuse’s tax deductions under Code Section 162(m).

Code Section 409A. Code Section 409A applies to certain “nonqualified deferred compensation” and would impose adverse consequences if an award under the Amended and Restated Plan is neither exempt from, nor compliant with, the requirements of Code Section 409A. Such adverse consequences include, but are not limited to, immediate income inclusion of the ordinary income that would be recognized if the rights are exercised at the date of vesting, a 20% tax on the amount required to be included in income, and interest at a penalty rate. Littelfuse intends that any awards granted under the Amended and Restated Plan be exempt from or structured to comply with Section 409A. However, if an award is subject to Code Section 409A, absent the participant’s consent, the Committee may amend such award, or take any other actions necessary to comply with, or exempt, such award from Code Section 409A.

Plan Benefits Under the Amended and Restated Plan

As of the date of this proxy statement, no awards have been made under the Amended and Restated Plan that are contingent upon stockholder approval of this proposal. Awards to be received by officers and other employees following the date of this proxy statement are not determinable because future benefits or amounts to be received by or allocated to each person named will depend on a variety of factors, including fair market value of the Company’s stock and the achievement of performance goals set by the Committee.

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PROPOSAL NO. 5 - APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to approval of the stockholders, the Audit Committee of the Board has appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 30, 2017. The stockholders are being asked to approve and ratify such appointment. A representative of Grant Thornton LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders’ questions.

The Board of Directors recommends that the stockholders vote FOR the approval and ratification of Grant Thornton LLP as our independent auditors for the fiscal year ending December 30, 2017.

Audit Related Matters

Audit and Non-Audit Fees

The following table presents the approximate fees for professional audit services rendered by Grant Thornton for the audit of our financial statements for professional services rendered for the fiscal years ended January 2, 2016 and December 31, 2016:

	Fiscal Year 2015	Fiscal Year 2016
Audit Fees (1)	$1,519,092	$2,534,100
Audit-Related Fees (2)	72,119	103,000
Tax Fees (3)	257,496	36,200
Other (4)	139,922	6,000
Total	$1,988,629	$2,679,300

(1)

Includes fees related to U.S. GAAP audit and statutory audits of foreign subsidiaries in each year and audit work in 2015 related to changes in the company’s legal structure to allow tax-efficient repatriation of cash.

(2)	Includes fees related to audits of employee benefit plans in each year.
(3)	Includes fees related to tax, transfer pricing and expatriate tax advice and compliance in each year and other miscellaneous services.
(4)	Includes fees related to access to an on-line accounting research tool in each year and acquisition-related due diligence in 2015.

Grant Thornton’s full-time permanent employees conducted a majority of the audit of the Company’s 2016 financial statements, and leased personnel were not employed with respect to the audit.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit, statutory audits at foreign locations, quarterly reviews and tax services. The Chairperson of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval for services that have not been previously pre- approved, but he must report the pre-approval at the next meeting of the Audit Committee.

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REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.

The Audit Committee oversees our financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the 2016 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed the audited financial statements with the independent auditors and discussed the matters requiring discussion pursuant to Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and letter received by the Audit Committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding the independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee held six meetings during fiscal 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee: Cary T. Fu (Chairman) Anthony Grillo John E. Major

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STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in the 2018 Proxy Statement. Any proposal of a stockholder that is intended to be presented by such stockholder at our 2018 annual meeting must be received at our principal executive offices, in writing, by November 16, 2017 in order to be considered for inclusion in our 2018 Proxy Statement and the form of proxy relating to our 2018 annual meeting. All proposals should be submitted, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2018 Annual Meeting. Stockholders of record who do not submit a proposal for inclusion in our proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2018 annual meeting, must provide advance written notice to us in accordance with our bylaws. Our bylaws require that in order to nominate persons to our Board or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to our Corporate Secretary, which notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day (February 27, 2018 for the 2018 annual meeting of stockholders) nor earlier than the close of business on the 90th day prior (January 28, 2018 for the 2018 annual meeting of stockholders) to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting to which such stockholder’s notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. The stockholder’s notice must contain detailed information specified in our bylaws and should be addressed to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. You may obtain a copy of our bylaws upon request by writing to the Corporate Secretary at our principal executive offices.

As to any proposal that a stockholder intends to present to stockholders without inclusion in our Proxy Statement for our 2018 annual meeting of stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the address above by February 27, 2018.

The chairman of the 2018 annual meeting may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

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OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Annual Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

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APPENDIX A – Amended and Restated Littelfuse, Inc. Long Term Incentive Plan

AMENDED AND RESTATED

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

(effective as of April 28, 2017)

SECTION 1.

ESTABLISHMENT, OBJECTIVES AND DURATION

1.1     ESTABLISHMENT. Littelfuse, Inc. (the “Corporation”) has established the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), as set forth herein. The Plan became effective upon the ratification by the holders of the majority of those shares present in person or by proxy at the Corporation’s 2010 annual meeting of its stockholders on April 30, 2010, with an effective date of February 3, 2010. The Plan was further amended on July 27, 2012. The Plan is hereby further amended and restated in the form provided herein, effective as of April 28, 2017, subject to approval by the Corporation’s stockholders.

The Plan superceded and replaced (subject to the last sentence of Section 1.4) the Equity Incentive Compensation Plan, Littelfuse, Inc. Equity Incentive Compensation Plan, adopted effective March 1, 2006, and the Littelfuse, Inc. Outside Directors’ Equity Plan, adopted effective March 1, 2006 (the “Prior Plans”), except that the Prior Plans shall remain in effect with respect to awards granted under such Prior Plans until such awards have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such awards.

1.2     PURPOSE. The purpose of the Plan is to enhance stockholder value by linking long- term incentive compensation to the financial performance of the Corporation and to further align employees’ financial rewards with the financial rewards realized by the Corporation and its stockholders. The Plan is also a vehicle to attract and retain key personnel. To accomplish the foregoing, the Plan provides that the Corporation may grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and/or Performance Units.

1.3     DURATION. The Plan shall remain in effect, subject to the right of the Corporation’s Board of Directors to amend or terminate the Plan at any time pursuant to Section 15, until all Shares subject to the Plan shall have been purchased or granted according to the Plan’s provisions.

1.4     APPROVAL BY STOCKHOLDERS. This amendment and restatement of the Plan has been adopted by the Board of Directors and approved by the stockholders of the Corporation at the April 28, 2017 annual meeting of stockholders.

SECTION 2.

DEFINITIONS

Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

2.1     “AWARD” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units.

2.2     “AWARD AGREEMENT” means a written (or electronic) document setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan which need not be executed unless required by the Committee, and is a condition to the grant of an Award hereunder.

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2.3     “BOARD” means the Board of Directors of the Corporation.

2.4     “CHANGE IN CONTROL” means the first of the following events to occur:

a)

The acquisition by any one person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than the Corporation, any Subsidiary, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, (a “Person”) of any of stock of the Corporation that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation. For purposes of this Paragraph (a), the following acquisitions shall not constitute a Change in Control: (i) the acquisition of additional stock by a Person who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, (ii) any acquisition in which the Corporation does not remain outstanding thereafter and (iii) any acquisition pursuant to a transaction which complies with Paragraph (c) below. An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Paragraph;

b)

The replacement of individuals who constitute a majority of the Board, during any twelve (12) month period, by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election, provided that, if the Corporation is not the relevant corporation for which no other corporation is a majority shareholder for purposes of Treasury Regulation Section 1.409A-3(i)(5)(iv)(A)(2), this Paragraph (b) shall be applied instead with respect to the members of the board of the directors of such relevant corporation for which no other corporation is a majority shareholder;

c)

The acquisition by any one person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), other than the Corporation, a Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary , during the 12-month period ending on the date of the most recent acquisition by such by such person or persons, of ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation. For purposes of this Paragraph (c), the following acquisitions shall not constitute a Change in Control: (i) the acquisition of additional control by a person or more than one person acting as a group who are considered to effectively control the Corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) and (ii) any acquisition pursuant to a transaction which complies with Paragraph (a); or

d)

The acquisition by any individual person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), other than a transfer to a related person within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B), during the 12-month period ending on the date of the most recent acquisition by such by such person or persons, of assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition(s). For purposes of this Paragraph (d), “gross fair market value” means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The above definition of “Change in Control” shall be interpreted by the Board, in good faith, to apply in a similar manner to transactions involving partnerships and partnership interests, and to comply with Code Section 409A.

2.5     “CODE” means the Internal Revenue Code of 1986, and all regulations and formal guidance issued thereunder, as amended from time to time, or any successor legislation thereto.

2.6     “COMMITTEE” means the Compensation Committee of the Board, or such other committee as shall be appointed by the Board as provided in Section 3 to administer the Plan, or in the absence of either, the Board.

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2.7     “CORPORATION” means Littelfuse, Inc., a Delaware corporation, and any successor to all or substantially all of the assets or voting stock of such entity as provided in Section 18.

2.8     “DIRECTOR” means any individual who is a member of the Board.

2.9     “DISABILITY” means, unless otherwise provided in the Award Agreement or in an employment, change of control or similar agreement in effect between the Participant and the Corporation or Subsidiary, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation or a Subsidiary.

2.10     “EFFECTIVE DATE” means February 3, 2010.

2.11     “EMPLOYEE” means any Employee of the Corporation or any Subsidiary.

2.12     “EXCHANGE ACT” means the Securities Exchange Act of 1934, and all rules and formal guidance issued thereunder, as amended from time to time, or any successor act thereto.

2.13     “FAIR MARKET VALUE” means, with respect to the relevant date, if the Shares are duly listed on a national securities exchange or on The Nasdaq Stock Market, the closing price of a Share on such date, or, if there are no sales on such date, on the next preceding day on which there were sales, or if the Shares are not so listed, the fair market value of the Shares for such date, as determined by the Committee in good faith and in compliance with Code Section 409A. Such price shall be subject to adjustment as provided in Section 4.3.

2.14     “INCENTIVE STOCK OPTION” OR “ISO” means the right to purchase Shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive stock option within the meaning of Code Section 422, as described in Section 6.

2.15     “NAMED EXECUTIVE OFFICER” means a Participant who is one of the group of covered employees as defined in the regulations promulgated under Code Section 162(m), or any successor provision or statute.

2.16     “NONQUALIFIED STOCK OPTION” OR “NQSO” means the right to purchase Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Stock Option as described in Section 6.

2.17     “OPTION” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 6.

2.18     “OPTION PRICE” means the per Share purchase price of a Share purchased pursuant to an Option.

2.19     “PARTICIPANT” means an Employee, prospective Employee, or Director who has outstanding an Award granted under the Plan, and includes those former Employees and former Directors who have certain post-termination rights under the terms of an Award.

2.20     “PERFORMANCE-BASED EXCEPTION” means the exception for performance- based compensation from the tax deductibility limitations of Code Section 162(m).

2.21     “PERFORMANCE PERIOD” means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee.

2.22     “PERFORMANCE SHARE” means an Award granted to a Participant that entitles the Participant to delivery of Shares upon achievement of performance goals, as described in Section 9.

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2.23     “PERFORMANCE UNIT” means an Award that entitles the Participant to a cash payment upon achievement of performance goals, as described in Section 9.

2.24     “PERIOD OF RESTRICTION” means the period during which the transfer of an Award or the Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Award or Shares are subject to a substantial risk of forfeiture, as provided in Sections 8 and 9.

2.25     “PLAN” means the Littelfuse, Inc. Long-Term Incentive Plan, as set forth herein.

2.26     “RESTRICTED STOCK” means an Award of Shares subject to a Period of Restriction granted to a Participant pursuant to Section 8.

2.27     “RESTRICTED STOCK UNIT” OR “RSUs” shall mean a right to receive Shares or cash upon the lapse of the Period of Restriction pursuant to Section 8.

2.28     “SERVICE” shall mean the performance of services for the Corporation (or any Subsidiary) within the meaning of Code Section 409A, except to the extent otherwise specifically provided in the Award Agreement.

2.29     “SHARE” OR “SHARES” means Shares of common stock of the Corporation.

2.30     “STOCK APPRECIATION RIGHT” OR “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of Shares pursuant to the terms of Section 7.

2.31     “SUBSIDIARY” means any affiliate of the Corporation; provided, however, that with respect to any ISO “Subsidiary” means any Corporation during any period in which it is a “parent corporation” (as that term is defined in Code Section 424(e)) with respect to the corporation or a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Corporation.

SECTION 3.

ADMINISTRATION

3.1     PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall consist of not fewer than two Directors who are non-Employee Directors of the Corporation, within the meaning of Rule 16b-3 of the Exchange Act; “outside directors”, as defined in Code Section 162(m)(4)(c)(i); and “independent directors” for purposes of the rules of the exchange on which the Shares are traded; provided, however, that if at any time any member of the Committee is not an outside director, as so defined, the Committee may establish a subcommittee, consisting of all members who are outside directors, to carry out the duties of the Committee for all purposes relating to any Award to a Named Executive Officer, unless the Committee determines that such an Award is not intended to qualify for the Performance-Based Exception. The Board may, from time to time, remove members from, or add members to, the Committee. Any vacancies on the Committee shall be filled by members of the Board.

Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by unanimous consent of the members of the Committee, shall be valid acts of the Committee.

3.2     AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Corporation, and subject to the provisions herein, the Committee shall have full power to select Employees, prospective Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; decide whether and to what extent Awards shall be structured to conform with Code Section 162(m) requirements for the Performance-Based Exception; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations consistent with the terms of the Plan for the Plan’s administration; and amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to Section 15; provided that the Committee shall not have the authority to amend any Option or SAR to reduce its Option Price or base price except in accordance with Sections 4.3 and 4.4. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, including establishing administrative methods for the exercise of Options and SARs. The Committee’s determinations, interpretations and actions under the Plan need not be uniform and may be made selectively among Employees, prospective Employees, Directors and their beneficiaries.

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3.3     DECISIONS BINDING. All determinations and decisions made by the Committee (or its delegate) pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Corporation, its stockholders, Employees, Directors, Participants, and their estates and beneficiaries.

3.4     DELEGATION BY COMMITTEE. Unless prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or some of its responsibilities and powers to any one or more of its members. The Committee also may delegate some or all of it administrative duties and powers to any Employee, including officers of the Corporation. The Committee may delegate to an executive officer of the Corporation the authority to grant Awards under the Plan to Employees who are not officers of the Corporation or any Subsidiaries, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved by the Committee prior to the grant of said Awards, the Committee in its delegation shall specify the maximum Shares that may be awarded to one Participant pursuant to such delegation in any calendar year, and the executive officer shall report any such grants to the Committee at its next meeting. In the case of any such delegation, references in this Plan to the “Committee” shall include any such delegate, as applicable. The Committee hereby delegates to each of the Corporation’s Corporate Secretary and General Counsel the authority to document any and all Awards made by the Committee and/or an authorized executive officer under the Plan. The Committee may revoke any such allocation or delegation at any time.

3.5     INFORMATION TO BE FURNISHED TO COMMITTEE. The records of the Corporation and Subsidiaries as to an Employee’s, Director’s or Participant’s employment, termination of employment, performance of Services, termination of Services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be manifestly incorrect. Participants and other persons entitled to benefits under the Plan must, as a condition to the receipt or settlement of any Award hereunder, furnish the Committee with such evidence, data or information as the Committee reasonably considers desirable to carry out the terms of the Plan.

3.6     INDEMNIFICATION. In addition to such other rights of indemnification that they have as members of the Board or the Committee, the Corporation shall indemnify the members of the Committee (and any delegates of the Committee, as permitted under Section 3.4, to the extent permitted by applicable law, against reasonable expenses (including, without limitation, attorney’s fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles of Incorporation or the Bylaws of the Corporation relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members (or their delegates) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation.

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SECTION 4.

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1     SHARES AVAILABLE FOR AWARDS.

a)

The Shares available for Awards may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Corporation. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted shall not exceed 2,250,000 Shares, all of which may be issued pursuant to Incentive Stock Options and are subject to adjustment as provided in Section 4.3. The number of Shares reserved for issuance under this Plan, as set forth above, shall be increased by reserved but unissued shares under the Prior Plans, and no additional awards shall be granted under the Prior Plans. In no event shall fractional Shares be issued under the Plan.

b)	Upon:

(i)	a payout of a SAR, RSU, or Performance Unit Award under this Plan or comparable awards under either of the Prior Plans in the form of cash; or

(ii)

a cancellation, termination, expiration without exercise, forfeiture, or lapse for any reason, of any Award under this Plan or any award granted under either of the Prior Plans; the number of Shares underlying any such Award (or Prior Plan award) that were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired company or business.

All Restricted Shares which vest, and all Shares issued in settlement of an Option, SAR, Restricted Stock Unit, or Performance Share Award, or withheld for payment of the Option Price or any tax imposed upon the exercise or settlement of the Award, shall reduce the total number of Shares available under the Plan and shall not again be available for the grant of any Award hereunder.

Notwithstanding the foregoing, when a stock-settled SAR is exercised under the Plan or either of the Prior Plans, the total number of Shares subject to the SAR shall not be available for subsequent issuance under the Plan, regardless of the number of Shares used the settle the SAR.

4.2     INDIVIDUAL PARTICIPANT LIMITATIONS. Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a)

Subject to adjustment as provided in Section 4.3, the maximum aggregate number of Shares (including Options, Restricted Stock, Restricted Stock Units and Performance Shares) that may be granted to a Named Executive Officer in any year shall be 200,000 Shares.

(b)	The maximum aggregate cash payout with respect to any Award to any Named Executive Officer in any year shall be $3,000,000.

Notwithstanding anything in the Plan to the contrary, the maximum number of shares of Stock subject to any Awards granted during any single calendar year to any non-employee member of the Board shall not exceed 50,000 Shares.

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4.3     ADJUSTMENTS. (a) Recapitalization. Notwithstanding any other provision of the Plan, if the Corporation is involved in a corporate transaction or any other event which affects the Shares (including, without limitation, any recapitalization, reclassification, reverse or forward stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall make or provide for such adjustments to Awards to prevent the dilution or enlargement of rights of the Awards as follows:

(i)	The Committee shall take action to adjust the number and kind of Shares that are issuable under the Plan and the maximum limits for each type of Award;

(ii)	The Committee shall take action to adjust the number and kind of Shares subject to outstanding Awards;

(iii)	The Committee shall take action to adjust the Option Price or base price of outstanding Options and Stock Appreciation Rights; and

(iv)	The Committee shall make any other equitable adjustments.

Only whole Shares shall be issued in making the above adjustments. Further, the number of Shares available under the Plan or the number of Shares subject to any outstanding Awards shall be the next lower number of Shares, so that fractions are rounded downward. Any adjustment to or assumption of ISOs under this Section shall be made in accordance with Code Section 424. If the Corporation issues any rights to subscribe for additional Shares pro rata to holders of outstanding Shares of the class or classes of stock then set aside for the Plan, then each Participant shall be entitled to the same rights on the same basis as holders of outstanding Shares with respect to such portion of the Participant’s Award as is exercised on or prior to the record date for determining stockholders entitled to receive or exercise such rights.

(b)

Reorganization. If the Corporation is part of any reorganization involving merger, consolidation, acquisition of the Stock or acquisition of the assets of the Corporation, the Committee, in its discretion, may decide that:

(i)

any or all outstanding Awards shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of Shares subject to each such Award would have been entitled;

(ii)

any or all outstanding Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall remain exercisable for the remaining term of the Options or SARs under the terms of the Plan;

(iii)

any or all Options or SARs shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Participants to whom such Options or SARs have been granted; and/or

(iv)	any or all unvested Restricted Stock Units and Restricted Stock on which restrictions have not yet lapsed shall become immediately fully vested, nonforfeitable and payable.

(c)

Limits on Adjustments. Any issuance by the Corporation of stock of any class other than the Stock, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to any Award, except as specifically provided otherwise in this Plan. The grant of Awards under the Plan shall not affect in any way the right or authority of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments the Committee makes under this Plan shall be conclusive.

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4.4     PROHIBITION ON REPRICING. Anything else contained herein to the contrary notwithstanding, except as provided in Section 4.3, the Committee shall not amend any Option or SAR to reduce its Option Price or base price, and shall not issue to any Participant a new Award in exchange for the surrender and cancellation of any other Award, if such new Award has an Option Price or base price (as applicable) lower than that of the Award for which it is exchanged, or take any other action that would have the effect of reducing the Option Price or base price of an Option or SAR.

SECTION 5.

ELIGIBILITY AND PARTICIPATION

5.1     ELIGIBILITY. Persons eligible to participate in the Plan include current and future U.S. and non-U.S. Employees (including officers), persons who have been offered employment by the Corporation or a Subsidiary (provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person begins employment with the Corporation or Subsidiary), and Directors, as designated by the Committee; provided, however, that ISOs may only be granted to U.S. Employees.

5.2     PARTICIPATION. Subject to the provisions of the Plan, the Committee, shall determine and designate, from time to time, the Employees, prospective Employees and Directors to whom Awards shall be granted, the terms of such Awards, and the number of Shares subject to such Award.

SECTION 6.

STOCK OPTIONS

6.1     GRANT OF OPTIONS AND AWARD AGREEMENT.

(a)

Option Grant. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee may grant either Nonqualified Stock Options or Incentive Stock Options, and shall have complete discretion in determining the number of Options of each granted to each Participant, subject to the limitations of Section 4.

(b)

Award Agreement. Each Award shall be evidenced by an Award Agreement, effective as of the grant date, which shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Agreement shall also specify whether the Option is to be treated as an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be deemed an NSO. No ISO may be granted to any person more than 10 years after the Effective Date of the Plan.

6.2     OPTION PRICE. The Committee shall designate the Option Price for each Share subject to an Option under the Plan, provided that such Option Price shall not be less than 100% of the Fair Market Value of Shares subject to an Option on the date the Option is granted, and which Option Price may not be subsequently decreased by the Committee except pursuant to Section 4.3 and in compliance with Code Section 409A. With respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Corporation or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.3     TERM OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant, but in no event shall be exercisable later than the 10th anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Corporation or any Subsidiary, no such ISO shall be exercisable later than the fifth anniversary of the grant date.

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6.4     EXERCISE OF OPTIONS. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant, and shall be set forth in the applicable Award Agreement, subject to Section 11. Notwithstanding the preceding sentence, the Fair Market Value of Shares to which ISOs are exercisable for the first time by any Participant during any calendar year may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NSOs to the extent of such excess. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares that must be exercised at any one time.

6.5     EXERCISE AND PAYMENT. Options granted under this Section 6 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Corporation, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and all applicable tax withholding. The Option Price and applicable tax withholding upon exercise of any Option shall be payable to the Corporation in full either:

(a)	in cash or its equivalent,

(b)

by tendering previously acquired Shares (held for any minimum period needed to avoid adverse impacts to the Corporation’s earnings for financial reporting purpose), valued at their Fair Market Value at the time of exercise, with such documentation as the Committee may require, or

(c)	a combination (i) and (ii).

In addition, payment of the Option Price and applicable tax withholding may be payable by one or more of the following methods either upon written consent from the Committee or if one or more of the following methods will not result in a charge to the Corporation’s earnings for financial reporting purposes:

(d)	by withholding Shares that otherwise would be acquired on exercise (valued at their Fair Market Value at the time of exercise),

(e)	by tendering other Awards payable under the Plan, or

(f)

by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Corporation the amount of proceeds from a sale of all or a portion of the Shares being exercised.

As soon as practicable after receipt of a written (or electronic) notification of exercise and full payment, the Corporation shall deliver, electronically or in paper form, the Shares to the Participant. No Participant shall have any rights of a shareholder with respect to Shares subject to an Option, including any right to receive dividends, to vote, or to participate in the equity of the Company, until such Option has been exercised and payment made in full as provided herein.

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SECTION 7.

STOCK APPRECIATION RIGHTS

7.1     GRANT OF SARS AND AWARD AGREEMENT.

(a)

SAR Grant. Subject to the terms and conditions of the Plan, SARs may be granted to Participants and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee shall designate, at the time of grant, the base price of the SAR, which base price shall be at least equal to the Fair Market Value of a Share on the grant date of the SAR. Base prices of SARs shall not subsequently be decreased by the Committee, except pursuant to Section 4.3. The Committee, in its sole discretion, may provide a maximum dollar limit on the total aggregate payment due under a SAR.

(b)

Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the base price, the term of the SAR, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

7.2     TERM OF SARS. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed ten years from the grant date.

7.3     EXERCISE OF SARS. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Award or for each Participant, and shall be set forth in the applicable Award Agreement, subject to Section 11. The Committee, in its sole discretion and at any time, may establish procedures setting a minimum number of Shares with respect to which the SAR must be exercised at any one time.

7.4     EXERCISE AND PAYMENT. SARs granted under this Section 7 shall be exercised by the delivery of a written (or electronic) notice of exercise to the Corporation, setting forth the number of Shares with respect to which the SAR is to be exercised, accompanied by full payment for all applicable tax withholding. The applicable tax withholding upon exercise of any SAR shall be payable to the Corporation in full in the same manner as set forth in Section 6.5 above. As soon as administratively practicable following exercise of a SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the base price per Share; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, exercisable at any time, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

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SECTION 8.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1     GRANT OF RESTRICTED STOCK OR RSUS AND AWARD AGREEMENT.

(a)

Grant of Restricted Stock/Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or RSUs to Participants in such amounts as the Committee shall determine in its sole discretion. The Committee shall have complete discretion in determining the number of Shares underlying each Award (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions, including the Period of Restriction or vesting, pertaining to such Restricted Stock or RSU. The Committee may designate an RSU as payable in cash, Stock, or a combination thereof.

(b)

Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction or vesting, the number of Shares granted, and such other provisions as the Committee shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan.

8.2     TRANSFERABILITY OF RESTRICTED STOCK. Except as provided in this Section 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction established by the Committee (subject to Section 11) and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion (subject to Section 11) and set forth in the Award Agreement.

8.3     SETTLEMENT OF AWARD. Except as otherwise provided in Section 18.7 or in any Award Agreement, and subject to any deferral elected pursuant to Section 13.2, the Corporation shall retain the certificates representing Shares of Restricted Stock in the Corporation’s possession, or may deposit or transfer such Shares electronically to a custodian designated by the Committee, until such time as all conditions and/or restrictions applicable to such Shares have been satisfied as soon as administratively practicable after the last day of the applicable Period of Restriction on a Restricted Stock Award or following vesting of an RSU Award, Shares covered by such Restricted Stock Award or, in the case of RSUs, cash, Shares, or a combination thereof, shall be delivered (in the case of Shares, electronically or in paper form) to the Participant.

8.4     SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in the Award Agreement, the Participant shall have no shareholder rights with respect to the Shares subject to the Restricted Stock or RSU Award, including voting and cash dividend rights, until after the last day of the Period of Restriction on the Restricted Stock or vesting of the RSU and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Restricted Stock Award and subject to a Period of Restriction equal to the remaining Period of Restriction applicable to the Shares of Restricted Stock with respect to which the dividend is paid. As a condition to receipt of Shares of Restricted Stock, the Participant shall execute any voting proxies or other similar documents requested by the Committee.

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SECTION 9.

PERFORMANCE UNITS AND PERFORMANCE SHARES

9.1     GRANT OF PERFORMANCE UNITS/SHARES AND AWARD AGREEMENT.

(a)

Grant of Performance Unit/Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee in its sole discretion, which shall not be inconsistent with the terms and provisions of the Plan and shall be set forth in an Award Agreement.

(b)

Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the initial value of the Award, the performance goals and the Performance Period, as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

9.2     VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Share shall represent the Participant’s right to receive a Share (subject to Section 9.4), upon achievement of performance goals established by the Committee. Each Performance Unit shall represent the Participant’s right to receive a cash payment equal to the value of the Performance Unit (as determined by the Committee on the grant date, and subject to Section 9.4), upon achievement of the performance goals established by the Committee. The Committee shall set performance goals in its sole discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares and/or Performance Units that will be paid out to the Participant. For purposes of this Section 9, the time period during which the performance goals must be met shall be called a Performance Period (which shall not be less than one (1) year, except where such period is shortened due to a Change in Control or other corporate event).

9.3     EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive payment on his or her Performance Units and/or Performance Shares earned by the Participant over the Performance Period, based on the extent to which the corresponding performance goals have been achieved, as determined by the Committee.

9.4     FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Except as provided below, and subject to any deferral elected pursuant to Section 13.2, payment of earned Performance Units and/or Performance Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Any Shares paid to a Participant may be subject to any restrictions deemed appropriate by the Committee.

9.5     SHAREHOLDER RIGHTS. Unless otherwise designated by the Committee in the Award Agreement, the Participant shall have no shareholder rights with respect to the Shares subject to the Performance Share Award, including voting and cash dividend rights, until after the Award has vested and the Participant has received and become a holder of record of the Shares; provided, however, that in the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be added to the Award and subject to the same accrual, forfeiture, and payout restrictions as apply to the underlying Award with respect to which the dividend is paid.

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SECTION 10.

PERFORMANCE MEASURES

Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Section 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers that are designed to qualify for the Performance-Based Exception, the performance goals to be used for purposes of such grants shall be established by the Committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; operating income; cash flow from operations; total cash flow; return on equity; return on capital; return on assets; net operating profits after taxes; economic value added; capital expenditures; expense levels; stock price; debt levels; market share; total stockholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to the Corporation or the Corporation’s business; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Corporation, a Subsidiary, division and/or other operational unit under one or more of such measures.

The degree of payout and/or vesting of such Awards designed to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the performance goals and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that the performance goals applicable to Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted so as to increase the payment under the Award (the Committee shall retain the sole discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the preestablished performance goals).

In the event that applicable tax and/or securities laws change to permit Committee sole discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of the Performance-Based Exception or Code Section 162(m) and, thus, using performance measures other than those specified above.

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SECTION 11.

VESTING AND FORFEITURES

11.1     VESTING. As part of making any Award, the Committee may determine the time and conditions under which the Award will vest or the Period of Restriction will lapse; provided, however, that the minimum time-based vesting schedule for any Award shall be one (1) year from the grant date, subject to the ability of the Compensation Committee to apply a shorter period in limited cases, not to exceed five percent (5%) of outstanding Awards. Vesting or the lapse of the Period of Restriction may, in the Committee’s discretion, be based solely upon continued employment or Service for a specified period of time, or may be based upon the achievement of specific performance goals (Corporation-wide, Subsidiary-wide, divisional, and/or individual) which are established by the Committee in its discretion, subject to Section 10. For all purposes of this Plan, “vesting” of an Award shall mean:

(a)	In the case of an Option or SAR, the time at which the Participant has the right to exercise the Award.

(b)	In the case of Restricted Stock, the end of the Period of Restriction.

(c)	In the case of Restricted Stock Units, the end of the Period of Restriction.

(d)

In the case of Performance Shares or Performance Units, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares or Performance Units, which shall not be less than one year from the grant date, except as otherwise provided in Section 11.2.

Vesting or lapse provisions need not be uniform among Awards granted at the same time or to persons similarly-situated. Vesting and lapse requirements shall be set forth in the applicable Award Agreement.

11.2     VESTING ON TERMINATION OF EMPLOYMENT. Unless otherwise approved by the Committee either at the time of grant or at some later date in accordance with Code Sections 409A and 422, upon the termination of the Participant’s employment or Service with the Corporation and its Subsidiaries, all outstanding Awards shall be cancelled and no longer exercisable on the date of the termination. To the extent that the Committee approves extended vesting or exercise provisions, such provisions need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination.

11.3     ACCELERATION OF VESTING. The Committee may, in its sole discretion, accelerate the vesting or lapse of the Period of Restriction, in whole or in part, with respect to any Award, but no such acceleration shall be effective unless evidenced by a writing signed by a duly authorized officer of the Corporation. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11.4     EXTENSION OF EXERCISE PERIOD. The Committee may, in its sole discretion, subject to the terms of the Plan, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to extend the period of time for which the Option or SAR is to remain exercisable following the Participant's termination of Service from the limited exercise period otherwise in effect for that Option or SAR to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the Option or SAR term, and/or to permit the Option or SAR to be exercised, during the applicable post-termination exercise period, not only with respect to the number of vested Shares for which such Option or SAR is exercisable at the time of the Participant's termination of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service. Such an extension may result in recharacterization of an ISO as a NSO.

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SECTION 12.

TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

12.1     LIMITS ON TRANSFERABILITY OF AWARDS.

(a)

Except as otherwise provided below, Awards may be exercisable only by the Participant during the Participant’s lifetime, and Awards shall not be transferable other than by will or the laws of descent and distribution. Any purported transfer of any Award or any interest therein that does not comply with the terms of this Plan shall be null and void and confer no rights of any kind upon the purported transferee.

(b)

The Committee may, in its discretion, permit a Participant to transfer any Award other than an ISO to any family member of such Participant, subject to such restrictions and limitations as the Committee may provide; provided, however, that any such Award shall remain subject to all vesting, forfeiture, and other restrictions provided herein and in the Award Agreement to the same extent as if it had not been transferred; and provided further that in no event shall any transfer for value be permitted. For purposes of this Section 12.1(b), the terms “family member” and “transfer for value” have the same meaning as in the General Instructions to SEC Form S-8, or such other form as the SEC may promulgate in replacement thereof.

(c)

To the maximum extent permitted by law, no Award shall be subject, in whole or in part, to attachment, execution or levy of any kind; provided, however, that nothing contained herein shall affect the right of setoff set forth in Section 14.3.

(d)

Nothing contained in this Section 12.1 shall preclude a Participant from transferring Restricted Shares that have vested, or Shares that are issued in settlement of an Option, SAR, RSU, or Award of Performance Shares or Performance Units, subject to the remaining provisions of this Plan and applicable law.

12.2     DESIGNATION OF BENEFICIARY. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing (or electronically, if permitted by the Committee) with the Secretary of the Corporation (or its designee) during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 13.

DEFERRALS; COMPLIANCE WITH SECTION 409A

13.1     PROHIBITION ON DEFERRALS OF OPTIONS, SARS, AND RESTRICTED STOCK. No Participant shall have the right to defer the amount of Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Stock upon the vesting thereof.

13.2     DEFERRALS OF RESTRICTED STOCK UNITS, PERFORMANCE UNITS AND PERFORMANCE SHARES. The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units or Performance Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, subject to the following:

(a)	A deferral election may be made only at one of the following two times:

(i)

In the case of an Award that cannot vest (other than by reason of death, Disability, or a Change in Control) earlier than the first anniversary of the date of grant, not later than the earlier of thirty days after the date of grant or one year prior to the earliest date on which the Award may vest.

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(ii)

In the case of an Award that is subject to a Performance Period of not less than one year, and the vesting of which is subject to the attainment of Performance Criteria that are established within the first 90 days of the Performance Period and that are not substantially certain of being achieved at the time of grant, not later than six months prior to the end of the Performance Period.

(b)

A deferral election shall state the time and manner of payment. Payment must either be on a specified date, at the time of the Participant’s separation from Service with the Corporation and its Subsidiaries as defined in Code Section 409A, death, or Disability, or upon the occurrence of a Change in Control. Notwithstanding the foregoing:

(i)

An amount payable by reason of a separation from Service to an Employee who is a “key employee” of the Corporation, as defined in Code Section 409A, shall not be paid until six months after the separation from service, and any portion of such amount that would otherwise be payable during such six month period shall be paid instead at the end of such period.

(ii)

Payment of any amount that the Corporation reasonably determines would not be deductible by reason of Code Section 162(m) shall be deferred until the earlier of the earliest date on which the Corporation reasonably determines that the deductibility of the payment will not be so limited, or the year following the termination of employment.

(iii)

Any payment that the Corporation reasonably determines will violate a term of a loan agreement to which the Corporation is a party, or other similar contract to which the Corporation is a party, and such violation will cause material harm to the Corporation shall be deferred until the earliest date at which the Corporation reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Corporation.

(iv)

Any payment that the Corporation reasonably anticipates that will violate Federal securities laws or other applicable law will be deferred until the earliest date at which the Corporation reasonably anticipates that the making of the payment will not cause such violation.

(v)

The Committee may permit Participants to elect to further defer payments, provided that any such election is made not less than one year prior to the date on which the payment would otherwise be made, and that the deferral is for a period of at least five years.

(c)

No payment that a Participant has elected to defer pursuant to this Section 13.2 may be paid at any earlier date, except in accordance with procedures adopted by the Committee in compliance with Code Section 409A.

13.3     COMPLIANCE WITH SECTION 409A. The provisions of this Plan, including but not limited to this Section 13, are intended to comply with the restrictions of Code Section 409A, and, notwithstanding the Participant consent requirements of Section 15.1, the Committee reserves the right to amend any provision of this Plan, or any outstanding Award, to the extent necessary to comply with Section 409A.

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SECTION 14.

RIGHTS AND OBLIGATIONS OF PARTIES

14.1     NO GUARANTEE OF EMPLOYMENT OR SERVICE RIGHTS. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Corporation or any Subsidiary.

For purposes of the Plan, temporary absence from employment or Service because of illness, vacation, approved leaves of absence, and transfers of employment or Service among the Corporation and its Subsidiaries, shall not be considered to terminate employment or Service or to interrupt continuous employment or Service. Conversion of a Participant’s employment relationship to a Service arrangement, and vice versa, shall not result in termination of previously granted Awards.

14.2     PARTICIPATION. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

14.3     RIGHT OF SETOFF. The Corporation or any Subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Corporation or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Corporation, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 14.

14.4     SECTION 83(B) ELECTION. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the U.S. may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Corporation of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

14.5     DISQUALIFYING DISPOSITION NOTIFICATION. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Corporation of such disposition within ten days thereof.

SECTION 15.

AMENDMENT, MODIFICATION, AND TERMINATION

15.1     AMENDMENT, MODIFICATION, AND TERMINATION. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Corporation’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no Board action, other than to the extent necessary to comply with applicable U.S. or foreign laws, may materially and adversely affect the rights of such Participant under any outstanding Award. The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

2017 Proxy Statement 79

15.2     AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan, other than to the extent necessary to comply with applicable U.S. or foreign laws, shall adversely affect in any material way any Award previously granted under the Plan, without the written (or electronic) consent of the Participant holding such Award.

SECTION 16.

WITHHOLDING

Except where otherwise approved by the Committee with respect to an Award, the Corporation shall automatically withhold Shares that would otherwise be acquired on exercise or vesting of an Award (valued at their Fair Market Value as of such withholding date) equal to the maximum individual income tax rate for Federal, State and local taxes, domestic or foreign, permitted by law or regulation to be withheld in the applicable jurisdiction with respect to any taxable event arising as a result of the Plan. Only whole Shares shall be withheld (rounded down so as not to exceed such limit). Any remaining amount determined by the Corporation to be due shall be withheld from other compensation due to the Participant by the Corporation or by the Participant remitting payment to the Corporation of such amount. Notwithstanding the above, in the case of Options or SARs, such tax withholding shall be accomplished based on the Participant's election as set forth in Section 6.5 and 7.4.

SECTION 17.

SUCCESSORS

All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Corporation or otherwise.

SECTION 18.

MISCELLANEOUS

18.1     UNFUNDED PLAN. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or the obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

18.2     COMPLIANCE WITH CODE SECTION 162(M). The Corporation intends that Awards designated as Awards to Named Executive Officers shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 4.2, 6, 7, 8.5, 8.6, 9 and 10, including the definitions of Named Executive Officer and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Named Executive Officer with respect to a fiscal year that has not yet been completed, the term Named Executive Officer as used herein shall mean only a person designated by the Committee as likely to be a Named Executive Officer with respect to a specified fiscal year. If any provision of the Plan or any Award Agreement relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

2017 Proxy Statement 80

18.3     AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside the U.S. in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the U.S.. Such authorization shall extend to and include establishing one or more separate sub-plans which include provisions not inconsistent with the Plan that comply with statutory or regulatory requirements imposed by the foreign country or countries in which the Participant resides. If determined advisable by the Committee, an Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

18.4     GENDER AND NUMBER; HEADINGS. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any such provision contained in the Plan.

18.5     SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.6     REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If at any time on or after the Effective Date, the Committee, in its discretion, shall determine that the requirements of any applicable federal or state securities laws should fail to be met, no Shares issuable under Awards and no Options or SARs shall be exercisable until the Committee has determined that these requirements have again been met. The Committee may suspend the right to exercise an Options or SAR at any time when it determines that allowing the exercise and issuance of Shares would violate any federal or state securities or other laws, and may provide that any time periods to exercise the Option or SAR are extended during a period of suspension. With respect to “Insiders,” transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Each Award Agreement and each certificate representing securities granted pursuant to the Plan (including securities issuable pursuant to the terms of derivative securities) may bear such restrictive legend(s) as the Corporation deems necessary or advisable under applicable law, including Federal and state securities laws. If the date of the vesting or lapse of the Period of Restriction with respect to any Award, other than an Option or SAR, held by Participant who is subject to the Corporation’s policy regarding trading of its Stock by its officers and directors and Shares (the “original vesting date”) is not within a “window period” applicable to the Participant, as determined by the Corporation in accordance with such policy, then the vesting or lapse of the Period of Restriction with respect to such Award shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the Participant pursuant to such policy.

18.7     ADDITIONAL RESTRICTIONS ON TRANSFERS. The Committee may impose such restrictions on any Shares acquired pursuant to an Award, including Restricted Shares, Performance Shares, or Shares received upon exercise of an Option or SAR or under an RSU, as it may deem advisable.

18.8     GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

2017 Proxy Statement 81

 FORM OF PROXY

LITTELFUSE, INC.
8755 W. HIGGINS ROAD
SUITE 500
CHICAGO, IL 60631

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20377-P84562-Z69021 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LITTELFUSE, INC.

The Board of Directors recommends you vote FOR each of the nominees in proposal 1.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. T. J . Chung	☐	☐	☐
1b. Cary Fu	☐	☐	☐
1c. Anthony Grillo	☐	☐	☐
1d. David Heinzmann	☐	☐	☐
1e. Gordon Hunter	☐	☐	☐
1f. John Major	☐	☐	☐
1g. William Noglows	☐	☐	☐
1h. Ronald Schubel	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.1

LITTELFUSE, INC

Annual Meeting of Stockholders

Friday, April 28, 2017
9:00 a.m. Central Daylight Time

Chicago Marriott O'Hare
8535 W. Higgins Road
Chicago, IL 60631

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20378-P84562-Z69021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
Friday, April 28, 2017

The stockholder(s) hereby appoint(s) Meenal A. Sethna and Hans Weinburger, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the ballot, all the shares of Common Stock of Littelfuse, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Daylight Time on April 28, 2017, at the Chicago Marriott O'Hare, 8535 West Higgins Road, Chicago, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3 AND FOR PROPOSALS 4 AND 5.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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